EXHIBIT 10.44
PURCHASE AND SALE AGREEMENT
BETWEEN
DAYBREAK OIL AND GAS, INC.
AS SELLER,
AND
LASSO PARTNERS, LLC,
AS PURCHASER,
Dated as of January 15, 2008

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Article 11. MISCELLANEOUS		35
Section 11.1	Receipts Not Reflected in Purchase Price	35
Section 11.2	Expenses Not Reflected in Purchase Price	35
Section 11.3	Counterparts	35
Section 11.4	Notices	35
Section 11.5	Sales or Use Tax, Recording Fees and Similar Taxes and Fees	36
Section 11.6	Expenses	36
Section 11.7	Replacement of Bonds, Letters of Credit and Guarantees	36
Section 11.8	Governing Law	37
Section 11.9	Captions	37
Section 11.10	Waivers	37
Section 11.11	Assignment	37
Section 11.12	Entire Agreement	37
Section 11.13	Amendment	37
Section 11.14	No Third-Party Beneficiaries	38
Section 11.15	References	38
Section 11.16	Construction	38
Section 11.17	Limitation on Damages	38
Section 11.18	Arbitration	39
Section 11.19	Records	39

EXHIBIT “A” LEASES		1
EXHIBIT “A-1” Wells		1
EXHIBIT “A-2” Units		1
EXHIBIT “A-3” Agreements		1

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PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (this “Agreement”), is dated as of January 15, 2008, by and among DAYBREAK OIL AND GAS, INC., a Washington corporation (“Seller”), and LASSO PARTNERS, LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are sometimes referred to collectively as the “Parties” and individually as a “Party.”
RECITALS:
     Seller desires to sell and Purchaser desires to purchase certain interests in oil and gas properties owned by Seller.
     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1. PURCHASE AND SALE
     Section 1.1 Purchase and Sale.
     Seller agrees to sell, convey and assign to Purchaser and Purchaser agrees to purchase, accept and pay for twenty-five percent of Seller’s interest in the Assets, as defined in Section 1.2 (the “First Transaction”). Seller agrees to sell, convey and assign to Purchaser and Purchaser agrees to purchase, accept and pay for Seller’s remaining seventy-five percent interest in the Assets, as defined in Section 1.2 (the “Second Transaction”).
     Section 1.2 Certain Definitions.
     As used herein:
     (a) “Assets” means all of Seller’s right, title, and interest in and to the following, being not more than the working interests and not less than the net revenue interests in the Wells, Units and Leases specified in Exhibit “A”, Exhibit “A-1” and Exhibit “A-3”:
     (i) The oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other properties and interests described on Exhibit “A”, together with any other leases or interests within or pertaining to lands within the Area of Mutual Interest described in Section 1.2(a)(vii) hereof (collectively, the “Leases”), and any and all oil, gas, water, CO2 or injection wells thereon, including the interests in the wells shown on Exhibit “A-1” attached hereto (the “Wells”);
     (ii) All pooled, communitized or unitized acreage which includes all or a part of any Lease or includes any Well including but not limited to those production units described on Exhibit “A-2” (the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units;
     (iii) All gas and water pipelines and gathering systems and water disposal systems, compressors, wellhead equipment and facilities, central production facilities, saltwater disposal wells and facilities located on the Leases or used in connection with the Wells (collectively, the “Facilities” and, together with the Units, Leases and Wells, the “Properties”);
     (iv) All presently existing written contracts, agreements and instruments by which the Assets are bound, to the extent applicable to the Assets, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, including the Area of Mutual Interest Agreement described on Exhibit “A-3”, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, and agreements for the sale and purchase of Hydrocarbons and processing agreements, to the extent applicable to the Properties or the production of Hydrocarbons from the Properties (the “Contracts”);
     (v) All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with, the Properties (“Appurtenant Rights”);
     (vi) All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use in connection with the operation of the Properties (the “Equipment”);
     (vii) All of the following, to the extent related to the Properties and in Seller’s possession, or used or held for use in connection with the maintenance or operation thereof and to the extent such are assignable or transferable by Seller without restriction under applicable law or any contracts, instruments or agreements (and without payment by Seller): all technical information, including, but not limited to, all geological, geochemical and geophysical information, geographic and structural geological maps, well logs and related analyses and correlations, paleontological data, stratigraphic studies and data pertaining to permeability or porosity, seismic and gravitational data and production records, engineering and geological data, consultants’ studies or reports regarding any of the foregoing and any and all interpretative analyses of the foregoing; copies of all insurance policies and bonds, all original books, records, files, documents (including accounts payable and receivable, accounting records, Leases, deeds, and Contracts); all title information (including, but not limited to, lease files, land files, well files, division order files, agreement files, gas sales, gathering and processing files, title opinions, abstracts, evidence that rentals, royalties and other payments due under the Leases and Contracts have been paid, evidence that Taxes have been paid, maps and surveys, lease records and data sheets), computer-sensible copies of all of Seller’s computer records; and all plans for exploration and development, applications, inspection reports, environmental impact statements, assessments and studies, permits, licenses, orders, consents, notices, correspondence and other statements and instruments pertaining to environmental matters and requirements that have been filed with or supplied to or by any Governmental Authority (the “Records”).
     (b) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.
     (c) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Austin, Texas, United States of America.
     (d) “Closings” shall mean the First Closing and the Second Closing, as defined in Section 1.3, or, in the singular, one of them.
     (e) “Closing Dates” shall mean the First Closing Date and the Second Closing Date, as defined in Section 1.3, or, in the singular, one of them.
     (f) “Disclosure Schedule” means the schedule prepared by Seller related to its representations and warranties contained in Article 4 and attached hereto as the Disclosure Schedule.
     (g) “Environmental Law” means any and all laws, statutes, ordinances, rules, regulations or orders of any Governmental Authority pertaining to health or the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 (“OPA”), any state laws implementing the foregoing federal laws, and any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms “hazardous substance” and “release” have the meanings specified in CERCLA, and the term “disposal” has the meaning specified in RCRA; provided, however, that to the extent the laws of the state of Louisiana establish a meaning for “hazardous substance,” “release,” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.
     (h) “Governmental Authority” means any nation and any political subdivision thereof, and any government, department, court, commission, board, bureau, ministry,

agency, or other instrumentality of such a nation or political subdivision exercising or entitled to exercise administrative, executive, judicial, legislative, police, regulatory or taxing authority.
     (i) “Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, and/or other minerals, or any of them or any combination thereof.
     (j) “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.
     (k) “Material Adverse Effect” means a material adverse effect on the value or operation of the Assets taken as a whole.
     (l) “Person” means any individual, corporation, company, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.
     (m) “Purchase Price” means the First Purchase Price and the Second Purchase Price, defined in Section 2.1.
     (n) “Subsidiary” with respect to any Person means any other Person of which at least a majority of the voting interests is owned, directly or indirectly, by such Person.
     (o) “Tax” means all taxes, including income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any other assessments, duties, fees, levies or other charges imposed by a Governmental Authority, together with any interest, fine or penalty thereon, or addition thereto.
     Section 1.3 Effective Time; Proration of Costs and Revenues.
     (a) Twenty-five percent of Seller’s interest in the Assets shall be transferred from Seller to Purchaser at the consummation of the First Transaction contemplated by this Agreement (the “First Closing”), provided, however, that certain financial benefits and burdens in respect of said twenty-five percent of the Assets shall be transferred effective as of 7:00 a.m., local time, where the respective Assets are located, on January 1, 2008 (the “Effective Time”), as described below.
     (b) Upon consummation of the First Transaction, Purchaser shall be entitled to twenty-five percent of all production of Hydrocarbons from or attributable to the Assets at and after the Effective Time (and all products and proceeds attributable thereto), and to twenty-five percent of all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for twenty-five percent of all Property Costs (as defined below) incurred at and after the Effective

Time. Seller shall be entitled to all production of Hydrocarbons from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for all Property Costs incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with United States generally accepted accounting principles (as published by the Financial Accounting Standards Board) (“GAAP”) and Council of Petroleum Accountants Societies (COPAS) standards.
     (c) Seller’s remaining seventy-five percent interest in the Assets shall be transferred from Seller to Purchaser at the consummation of the Second Transaction contemplated by this Agreement (the “Second Closing”), provided, however, that certain financial benefits and burdens in respect of Seller’s said remaining seventy-five percent interest in the Assets shall be transferred effective as of the Effective Time as described below.
     (d) Upon consummation of the Second Transaction, Purchaser shall be entitled to all remaining production of Hydrocarbons from or attributable to the Assets at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for all remaining Property Costs (as defined below) incurred at and after the Effective Time.
     (e) “Property Costs” means all operating and production expenses (including, without limitation, costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes), capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business, and overhead costs charged to the Assets under the applicable operating agreement or if none, charged to the Assets on the same basis as charged on the date of this Agreement, but excluding, without limitation, liabilities, losses, costs, and expenses attributable to (i) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage, breach of contract or violation of any Law, (ii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits, (iii) obligations to remediate any contamination of groundwater, surface water, soil or equipment under applicable Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) production balancing obligations, and (vi) whether or not described in clauses (i) through (v), any claims for indemnification or reimbursement from any third Person with respect to costs of the type described in preceding clauses (i) through (v), whether such claims are made pursuant to contract or otherwise, all as may have been incurred during the Adjustment Period (as hereinafter defined).
     (f) For purposes of allocating production (and accounts receivable with respect thereto), under this Section 1.3, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the flow lines connecting the

Wells with the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller and Purchaser shall utilize reasonable interpolative procedures to arrive at a mutually acceptable allocation of production when exact meter readings or gauging and strapping data is not available. Seller, upon request, shall provide to Purchaser, no later than five (5) Business Days prior to the First Closing, evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any allocation, for purposes of establishing the adjustment to the First Purchase Price pursuant to Section 2.2 and Second Purchase Price pursuant to Section 2.3. For the purpose of allocating Property Costs (and accounts payable with respect thereto), an item of expense shall be deemed to have been incurred on the service date therefor as shown on the vendor’s invoice.
     (g) Taxes (other than Taxes measured by gross proceeds, income, profits or capital gains), right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, and at or after, the Effective Time, except that production, severance and similar Taxes shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, before, and at or after, the Effective Time. After the First Closing, Purchaser shall be responsible for twenty-five percent (25%) of the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time. After the Second Closing, Purchaser shall be responsible for the remaining portion allocated to the period at and after the Effective Time.
ARTICLE 2. PURCHASE PRICE
     Section 2.1 Purchase Price.
     The purchase price for the Assets conveyed pursuant to the First Transaction contemplated under this Agreement shall be $2,000,000.00, adjusted as provided in Section 2.2 (the “First Purchase Price”). The purchase price for the Assets conveyed pursuant to the Second Transaction contemplated under this Agreement shall be $6,000,000.00, adjusted as provided in Section 2.3 (the “Second Purchase Price).
     Section 2.2 Adjustments to First Purchase Price.
     The First Purchase Price shall be adjusted as follows:
     (a) Reduced by twenty-five percent of the aggregate amount of the following proceeds actually received by Seller and attributable to production during the period between the Effective Time and the date (the “First Closing Date”) on which the First Closing occurs (with the period between the Effective Time and the First Closing Date referred to as the “First Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise and similar Taxes not reimbursed to Seller by the purchaser of production which are not included in Property Costs) produced from or attributable to the Assets during the First Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the First Adjustment Period;
     (b) Reduced in accordance with Section 3.4, relating to Title Defects;
     (c) Reduced in accordance with Section 3.5, relating to Environmental Defects;
     (d) Reduced in accordance with Section 3.6, relating to preferential rights and consents;
     (e) Increased by twenty-five percent of the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by Seller and incurred at or after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a); and
     (f) Increased by twenty-five percent of the value of Seller’s share of make up gas in storage under the applicable Balancing Agreement pertaining to the Assets, with the value thereof to be determined based upon the average price per MMBTU received by Seller for gas sold during December, 2007. Seller and Purchaser have agreed that the adjustment for make up gas in storage shall be effected as part of the First Post Closing Adjustment contemplated in Section 8.4 hereof, subject to Seller providing adequate documentation of the imbalance.
     The First Purchase Price, adjusted as set forth in Section 2.2(a) through (f), shall be referred to herein as the “Adjusted First Purchase Price.”
     Section 2.3 Adjustments to Second Purchase Price.
     The Second Purchase Price shall be adjusted as follows:
     (a) Reduced by the aggregate amount of the following proceeds actually received by Seller and attributable to production during the period between the Effective Time and the date (the “Second Closing Date”) on which the Second Closing occurs (with the period between the Effective Time and the Second Closing Date referred to as the “Second Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales or excise and similar Taxes not reimbursed to Seller by the purchaser of production which are not included in Property Costs) produced from or attributable to the Assets during the Second Adjustment Period, and (ii) other proceeds earned with respect to the Assets during the Second Adjustment Period;

     (b) Reduced in accordance with Section 3.4, relating to Title Defects (save and except for amounts for which an adjustment was made in computing the Adjusted First Purchase Price);
     (c) Reduced in accordance with Section 3.5, relating to Environmental Defects (save and except for amounts for which an adjustment was made in computing the Adjusted First Purchase Price);
     (d) Reduced in accordance with Section 3.6, relating to preferential rights and consents (save and except for amounts for which an adjustment was made in computing the Adjusted First Purchase Price);
     (e) Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by Seller and incurred at or after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.3(a) or in determining the Adjusted First Purchase Price; and
     (f) Increased by the value of Seller’s share of make up gas in storage under the applicable Balancing Agreement pertaining to the Assets, with the value thereof to be determined based upon the average price per MMBTU received by Seller for gas sold during December, 2007. Seller and Purchaser have agreed that the adjustment for make up gas in storage shall be effected as part of the Second Post Closing Adjustment contemplated in Section 8.8 hereof, subject to Seller providing adequate documentation of the imbalance.
     The Second Purchase Price, adjusted as set forth in Section 2.3(a) through (f), shall be referred to herein as the “Adjusted Second Purchase Price.”
     Section 2.4 Allocation of Purchase Price.
     Schedule 2.4 sets forth the agreed allocation of the unadjusted Purchase Price among each of the Assets, which has been made in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Schedule 2.4, increased or decreased as described in this Section. Any adjustments to the Purchase Price other than the adjustments provided for in Sections 2.2(b), 2.2(c) and 2.2 (d) and Sections 2.3(b), 2.3(c) and 2.3(d) shall be applied on a pro rata basis to the amounts set forth on Schedule 2.4 for all Assets. After all such adjustments are made, any adjustments to the Purchase Price pursuant to Sections 2.2 (b), 2.2 (c) and 2.2(d) and Sections 2.3(b), 2.3(c) and 2.3(d) shall be applied to the amounts set forth in Schedule 2.4 for the particular affected Assets. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. Seller agrees to use the allocation of the Purchase Price agreed to in Schedule 2.4 for tax reporting purposes and for the completion of Form 8594. The parties will agree to the reporting on IRS Form 8594 within one-hundred twenty (120) days after the Closing Date.

ARTICLE 3. TITLE MATTERS
     Section 3.1 Title.
     (a) Seller represents and warrants to Purchaser that as of the Effective Time and as of each Closing, Seller has or will have good, indefeasible and Marketable Title in and to all the Wells, Units and Leases as to Seller’s proportionate share of the working interests and net revenue interests described in Exhibits “A”, “A-1” and “A-2”, attached hereto and good, indefeasible and Marketable Title in and to all other Assets, free and clear of any Encumbrances except Permitted Encumbrances.
     (b) The conveyance covering the Assets to be conveyed under the First Transaction contemplated under this Agreement (the “First Conveyance”) shall be in substantially the form of Exhibit “B” attached hereto. The conveyance covering the Assets to be conveyed under the Second Transaction contemplated under this Agreement (the “Second Conveyance”) shall be in substantially the form of Exhibit “C” attached hereto. Both the First Conveyance and Second Conveyance shall be delivered by Seller to Purchaser, shall contain a special warranty of title, subject only to Permitted Encumbrances (as defined in Section 3.3) and shall transfer to Purchaser all of Seller’s rights or actions on title warranties given or made by Seller’s predecessors respecting the Assets to be conveyed under this Agreement.
     Section 3.2 Definition of Marketable Title.
     As used in this Agreement and respecting the transactions contemplated hereunder, the term “Marketable Title” includes title of Seller which:
     (a) Entitles such Seller to receive not less than such Seller’s proportionate share of the net revenue interest set forth in Exhibits “A”, “A-1” and “A-2” hereto with respect to any Well, Unit or Lease under the caption “Revenue Interest” or “NRI” without reduction during the life of such Well, Unit or Lease except as set forth in Exhibits “A”, “A-1” and “A-2” hereto.
     (b) Obligates such Seller to pay costs and expenses relating to each Well, Unit or Lease in an amount not greater than such Seller’s proportionate share of the working interest set forth under the caption “Working Interest” or “WI” as set forth in Exhibits “A”, “A-1”, and “A-2” hereto with respect to such Well, Unit or Lease, without increase over the life of such Well, Unit or Lease except as set forth in Exhibits “A”, “A-1” and “A-2” hereto.
     (c) Is free and clear of all Encumbrances except Permitted Encumbrances.
     As used in this Agreement, the term “Encumbrance” means any pledges, restrictions, charges, liens, mortgages, security interests, contract obligations, claims and encumbrances of any kind or character, obligation, irregularity or other defect (including a discrepancy or error in net revenue interest or working interest as set forth in Exhibits “A”, “A-1” and “A-2”, and the term “Title Defect” means any Encumbrance that causes a breach of a Seller’s representation and warranty in Section 3.1(a).

     Section 3.3 Definition of Permitted Encumbrances.
     As used herein, the term “Permitted Encumbrances” means any or all of the following:
     (a) Lessors’ royalties and any overriding royalties, reversionary interests and other burdens (and any liens or security interests created by law or reserved in instruments creating such interests to secure payment of same) to the extent that they do not, individually or in the aggregate, reduce Seller’s net revenue interests below that shown in Exhibit “A,” “A-1” and “A-2” or increase Seller’s working interest above that shown in Exhibit “A,” “A-1” and “A-2” without a corresponding increase in the net revenue interest;
     (b) All leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Leases and appearing of record or disclosed by Seller to Purchaser in writing, to the extent that they do not, individually or in the aggregate, reduce Seller’s net revenue interests below that shown in Exhibit “A,” “A-1” and “A-2” or increase Seller’s working interest above that shown in Exhibit “A,” “A-1” and “A-2” without a corresponding increase in the net revenue;
     (c) Third-party consent requirements, preferential rights and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate parties prior to each Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;
     (d) Liens for current Taxes or assessments not yet due on each Closing Date;
     (e) Materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent;
     (f) All rights to consent by, required notices to, filings with, or other actions by governmental agencies in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are prudently obtained subsequent to such sale or conveyance; or
     (g) Easements, rights of way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Properties which do not materially interfere with the current or proposed operations on the Properties.
     Section 3.4 Notice of Title Defects; Defect Adjustments.
     (a) To assert a claim arising out of a breach of Section 3.1, Purchaser must deliver a claim notice to Seller on or before a date (the “Title Claim Date”) which is at least one (1) Business Day prior to the Second Closing Date, except as otherwise provided under Section 3.6. Such notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Properties affected, (iii) the Allocated Values of the Properties subject to the alleged Title Defect(s), (iv) reasonable supporting documents to permit Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s) and (v) the amount by which Purchaser reasonably believes the Allocated Values of those Properties are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based.
     (b) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove on or before a Closing, any Title Defects of which it has been notified by Purchaser.
     (c) With respect to each Property affected by Title Defects reported under Section 3.4(a) and not cured prior to a Closing, such Property at Purchaser’s sole election, shall be either (i) assigned at Closing subject to all such uncured Title Defects and the Purchase Price shall be reduced by an amount (the “Title Defect Amount”) equal to the reduction in the Allocated Value for such Property caused by such Title Defects, as determined pursuant to Section 3.4(d), or (ii) be excluded from the Assets to be purchased hereunder and the applicable Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property.
     (d) The Title Defect Amount resulting from a Title Defect shall be determined as follows:
     (i) if Purchaser and Seller agree on the Title Defect Amount prior to Closing, that amount shall be the Title Defect Amount;
     (ii) if the Title Defect is an Encumbrance which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Property;
     (iii) if the Title Defect represents a discrepancy between (A) the actual net revenue interest for any Property and (B) the net revenue interest or percentage ownership stated on Exhibits “A”, “A-1” and “A-2” for such Property, then the Title Defect Amount shall be the product of the Allocated Value multiplied by a fraction, the numerator of which is the net revenue interest or percentage ownership decrease and the denominator of which is the net revenue interest or percentage ownership stated on Exhibits “A”, “A-1” and “A-2”;
     (iv) if the Title Defect represents a discrepancy between (A) the working interest for a Property and (B) the working interest or percentage ownership stated on Exhibits “A”, “A-1” and “A-2” for such Property, then to the extent there is not a corresponding increase in the net revenue interest, the Title Defect Amount shall be the product of the Allocated Value multiplied by a fraction, the numerator of which is the working interest or percentage ownership increase and the denominator of which is the working interest or percentage ownership stated on Exhibits “A”, “A-1” and “A-2”;
     (v) if the Title Defect represents an Encumbrance of a type not described in subsections (i), (ii), (iii) or (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of the Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; and
     (vi) except as provided in Section 3.4(d)(ii), notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effect of all Title Defects in respect of any particular Property shall not exceed the Allocated Value of such Property.
     (e) Seller and Purchaser shall attempt to agree on all Title Defect Amounts no later than one (1) Business Day prior to each Closing Date. If Seller and Purchaser are unable to agree by that date, the arithmetic average of Purchaser’s and Seller’s estimates shall be used to determine the Closing Payment pursuant to Section 8.4(a) and Section 8.8(a)), and the Title Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(e). During the 10-day period following the Closing Date, Title Defect Amounts in dispute shall be submitted to an attorney licensed in the State of Louisiana and with at least 10 years’ recent experience in oil and gas titles as selected by (A) mutual agreement of Purchaser and Seller or (B) absent such agreement during the 10-day period, by the Dallas, Texas, office of the American Arbitration Association (the “Title Arbitrator”). The Title Arbitrator shall not have had an affiliation with any Party or their Affiliates within the seven (7) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. The arbitration proceeding shall be held in New Orleans, Louisiana, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 3.4(d) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator including, without limitation, title attorneys from other states and petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts submitted by either Party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the Title Arbitrator.
     Section 3.5 Notice of Environmental Defects; Defect Adjustments.
     (a) From and after the date of execution hereof, Seller shall afford Purchaser, its representatives, agents and employees access to the Properties to conduct reasonable inspections and to conduct an environmental assessment as herein provided.

     (b) If the results of the environmental assessment indicate in Purchaser’s judgment (i) a material environmental hazard or condition which constitutes a violation or reasonably could result in the violation of any Environmental Law or (ii) the existence of a condition which would require future action by Purchaser or reasonably could result in Purchaser being required to take future action as an environmental obligation or liability (an “Environmental Defect”), then Purchaser shall notify Seller of same at least one (1) Business Day prior to the Second Closing. With respect to each Property affected by an Environmental Defect, such Property, at Purchaser’s sole discretion shall be either (i) assigned at Closing subject to the Environmental Defect and the Purchase Price shall be reduced by an amount as described below (“Environmental Defect Amount”) or (ii) be excluded from the Assets to be purchased hereunder and the Purchase Price shall be reduced by an amount equal to the allocated value of such Property. Seller and Purchaser shall use their best efforts to agree on the amount of the Environmental Defect Amount. If Seller and Purchaser cannot agree on a resolution of such Environmental Defect Amount prior to a Closing, the Property(ies) which are affected by such condition shall be excluded from the sale and the Purchase Price shall be reduced by the value allocated to such Property(ies) in Schedule 2.3 or Schedule 2.4, as applicable.
     Section 3.6 Consents to Assignment and Preferential Rights to Purchase.
     (a) Seller shall notify Purchaser at least five (5) Business Days prior to a Closing of all required third-party consents to the assignment of the Assets to Purchaser which have not been obtained and the Assets to which they pertain, as well as advise Purchaser if the assignment of any Contract or other Asset without obtaining a consent would result in termination or material impairment of Seller’s or Purchaser’s rights in such Contract or other Asset. In no event shall there be included in any Conveyance any Asset subject to a consent requirement that provides that transfer of the Asset without consent will result in a termination or other material impairment of any rights in relation to such Asset. In cases where the Asset subject to such a requirement is a Lease and the third-party consent to the sale and transfer of the Lease is not obtained prior to a Closing Date, Purchaser may elect to treat the unsatisfied consent requirement as a Title Defect and receive the appropriate Purchase Price adjustment under Section 2.2(b) and Section 2.3(b) by giving Seller notice thereof in accordance with Section 3.4(a), except that such notice may be given at any time prior to a Closing. If an unsatisfied consent requirement with respect to which a Purchase Price adjustment is made under Section 3.4 is subsequently satisfied prior to the date of the final adjustment to a Purchase Price under Section 8.4(b) or Section 8.8(b), Seller shall be paid the amount of the previous reduction in the applicable Purchase Price and the provisions of this Section 3.6 shall no longer apply.
     (b) If any preferential rights to purchase any Leases are exercised prior to a Closing, those Leases transferred or to be transferred to a third party as a result of the exercise of such preferential rights shall be treated as if subject to a Title Defect resulting in complete loss of title and the applicable Purchase Price shall be adjusted accordingly under Sections 2.2(b), 2.3(b) and 3.4(e). Seller shall retain the consideration paid or to be paid by the third party.

     Section 3.7 Assertion of Defects.
     Seller agrees that notwithstanding the consummation of the First Transaction, Purchaser may, at its election, assert all Title and Environmental Defects, Consent requirements and Preferential Right requirements relating to the Assets in connection with the Second Closing and may, at such time, receive the full adjustment(s) therefor.
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser the following:
     Section 4.1 Existence and Qualification.
     Seller is an entity of the type disclosed in the preamble hereto, and is duly organized, validly existing and in good standing under the laws of the State of Washington and Seller is duly qualified to do business as a foreign corporation in Louisiana and each other jurisdiction where it does business.
     Section 4.2 Power.
     Seller has all requisite power and authority to carry on its business as presently conducted, to own, lease and operate the Assets owned, leased and operated by it, and to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
     Section 4.3 Authorization and Enforceability.
     The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate, partnership or other action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at each Closing will be duly executed and delivered by such Seller) and this Agreement constitutes, and at each Closing such documents will constitute, the valid and binding obligation of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting the rights and remedies of creditors generally, general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or the discretion of the court before which any proceeding therefor may be brought.
     Section 4.4 No Conflicts.
     The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the articles of incorporation, partnership or bylaws of Seller, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) violate any Laws applicable to Seller or any of the Assets or (v) require any filing with, notification of or consent, approval, authorization or waiver of any Governmental Authority or other Person.
     Section 4.5 Liability for Brokers’ Fees.
     Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
     Section 4.6 Litigation.
     There is no claim, action, suit, litigation, proceeding (including bankruptcy or receivership proceedings), arbitration, governmental inquiry, or other investigation or inquiry of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending with respect to or threatened against the Assets, or against Seller and Seller is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, continuing investigation by, any Governmental Authority, or any judgment, order, writ, injunction, decree or award of any Government Authority or arbitrator, including, without limitation, cease-and-desist or other orders with respect to the Assets.
     Section 4.7 Taxes and Assessments.
     Seller has caused to be timely filed all Tax returns relating to the Assets. Seller has paid or caused to be paid all ad valorem, property, production, severance and similar Taxes based upon or measured by the ownership of or the production of Hydrocarbons from the Assets. Seller has not received written notice of any pending claim against Seller from any applicable taxing authority for assessment of Taxes with respect to the Assets. There are no audits of Seller by any applicable taxing authority with respect to Taxes attributable to the Assets. Except for statutory liens for property taxes and ad valorem taxes not yet delinquent, there are no tax liens on or with respect to the Assets.
     Section 4.8 Environmental Laws.
     The Assets and operations and activities of Seller with respect to the Assets are in compliance with all applicable Environmental Laws; (ii) the Assets are not subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any person or Governmental Authority with respect to any claims for injury or damage to person or property or under any applicable Environmental Law; (iii) all written notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Seller under any applicable Environmental Law in connection with the Assets including, without limitation, those relating to the treatment, storage, disposal or release of a hazardous substance, have been duly obtained or filed except where the failure to obtain or file such notices, permits, licenses or similar authorizations would not have a Material Adverse Effect, and Seller is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations with respect to the Assets and Seller is not aware of any reason that it would not be able to renew any of such permits, licenses or authority; (iv) Seller has satisfied and is currently in compliance with all financial responsibility requirements applicable to its operations with respect to the Assets and imposed by any Governmental Authority under any Environmental Law, and Seller has not received any written notice of noncompliance with any such financial responsibility requirements; (v) there are no physical or environmental conditions existing on any Asset that would give rise to any on-site or off-site remedial obligations imposed on Seller under any Environmental Laws; (vi) since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous substances generated by Seller with respect to the Assets have been transported only by carriers authorized under applicable Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage and disposal facilities authorized under applicable Environmental Laws to treat, store or dispose of such substances and wastes; and (vii) there has been no exposure of any Person or property to hazardous substances or any pollutant or contaminant, nor has there been any unauthorized release of hazardous substances, or any pollutant or contaminant, into the environment by Seller, in connection with the Assets or operations with respect to the Assets. The operations of each third-party operator of any of the Assets are in compliance with the terms of this Section 4.8.
     Section 4.9 Outstanding Capital Commitments.
     Except as shown in the Disclosure Schedule, there are no outstanding Authority for Expenditures or other commitments to make capital expenditures with respect to the Assets.
     Section 4.10 Compliance with Laws.
     Except with respect to Environmental Laws, which are addressed in Section 4.8, Seller and each third-party operator of any of the Assets, are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its Assets and to carry on its business with respect to the Assets as it is now being conducted (collectively, the “Permits”) and there is no action, proceeding or investigation pending or threatened regarding suspension or cancellation of any of the Permits. Seller is not and each third party operator of the Assets is not in conflict with, or in default or violation of, (a) any Law to which any of the Assets is bound or subject or (b) any of the Permits.
     Section 4.11 Payments for Production.
     All proceeds from the sale of Seller’s interest in Hydrocarbons attributable to the Leases are currently being paid in full. Further, Seller is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected on Exhibit “A”, respecting the First Transaction or Exhibit “C”, respecting the Second Transaction), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Leases at some future time without receiving payment therefor at or after the time of delivery, and no take or pay credits must be provided before natural gas can be transported through any interstate carrier under FERC Order 500, et al, and there are no obligations on the Properties under FERC Order 451.

     Section 4.12 Properties.
     (a) All Leases and other agreements pursuant to which Seller leases or otherwise acquires or obtains operating rights affecting the Assets are in good standing, valid and effective, and all royalties, rentals and other payments and expenses due by Seller to any lessor of any such Leases have been timely paid by Seller or a third-party operator of the Assets.
     (b) Except for Hydrocarbon sales contracts with a term not greater than ninety (90) days, no Hydrocarbons produced from the Assets are subject to a sales contract or other agreement relating to the marketing of Hydrocarbons, and no person has any call upon, option to purchase or similar rights with respect to such Assets or the rights therefrom.
     (c) With respect to the Assets, Seller has the ability and right to obtain access to, produce, treat, transport, process, or otherwise market Hydrocarbons from the Wells, Units, and Leases without the need for any additional agreements.
     (d) As of each Effective Time, Seller has no gas, pipeline or other production imbalances with any Person related to the Properties.
     (e) With respect to the Assets, Seller has caused all oil and gas properties to be maintained and operated in a reasonable and prudent manner in accordance with typical and customary standards of the oil and gas industry.
     (f) There are no suspense funds held by Seller for the account of a third party or an Affiliate that are associated with the Assets.
     (h) There are no unpaid invoices for goods supplied or services rendered to the Assets that have been in Seller’s possession for more than thirty (30) days .
     Section 4.13 Consents and Preferential Purchase Rights.
     Except as shown in the Disclosure Schedule, none of the Leases are subject to any preferential rights to purchase or restrictions on assignment or required third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement.
     Section 4.14 Contracts.
     Neither Seller nor any other party is in default under any Contract. There are no Contracts with Affiliates of Seller which will be binding on the Assets after Closing. Except for area of mutual interest agreements, there are no agreements or arrangements that will be binding on Purchaser or the Assets after Closing which restrict the ability of the owner of the Assets to compete with any person or in any geographic area or engage in any line of business. There are no contracts for the purchase, sale, treating, gathering, processing, storage, exchange, and/or transportation of oil, gas or other Hydrocarbons or their products that will be binding on Purchaser or the Assets after each Closing that Purchaser will not be entitled to terminate at will without penalty on 90 days notice or less. The owner of the Assets is not subject to any obligation to guarantee or act as surety for any obligation of another person or to indemnify or insure another person against loss or third party claim, which obligation will be binding on Purchaser or the Assets after each Closing. None of the Contracts consist of, nor are the Assets subject to any, hedge contracts, futures contracts, swap contracts, option contracts, or similar derivatives contracts.
     Section 4.15 Wells.
     All Wells have been located, drilled and completed in substantial compliance with all Laws applicable thereto.
     Section 4.16 Receipt of Payments for Production.
     Seller is currently receiving from all purchasers of production from the Wells, Units or Leases not less than the net revenue interest described in the Exhibit “A” with respect thereto without suspense or any indemnity other than the normal division order warranty of title. Seller is not delinquent with respect to its obligations to bear costs and expenses relating to the development of and operations of the Properties.
     Section 4.17 Facilities.
     The Facilities are in working order subject to ordinary wear and tear, and are suitable for the purposes for which such Facilities were constructed, obtained or are being used. There are no restrictions imposed by any Governmental Authority or other Person that would prevent the use of the Facilities (and any necessary interconnection thereto) for the gathering, transporting and processing of production from properties other than the Properties. Seller has acquired all material easements, rights-of-way, licenses, approvals and consents from appropriate Governmental Authorities reasonably necessary to access, construct, operate, maintain and repair the Facilities in compliance with all applicable laws. Seller is in substantial compliance with all such easements, rights-of-way, permits, licenses, approvals, consents and law.
     Section 4.18 Wells to Be Plugged and Abandoned.
     There are no Wells that: (i) Seller is currently obligated by applicable Law, in effect as of the applicable Effective Time, or contract to plug and abandon; (ii) Seller would be obligated by Law or contract to plug and abandon with the lapse of time or upon notice or both because such Wells are not currently capable of producing Hydrocarbons in commercial quantities; (iii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over its Assets; or (iv) have been plugged and abandoned in a manner that does not comply with all applicable requirements of each Governmental Authority having jurisdiction over its Assets.
     Section 4.19 Rights of First Refusal.
     No rights of first refusal, preemptive rights of purchase or similar rights exist with respect to the Assets whereby any Person, other than Purchaser has the right to acquire or purchase all or any portion of such Assets.

     Section 4.20 Intellectual Property.
     Seller possesses all necessary rights or licenses to so use such copyrights, patents, trademarks and trade names, and all other software, and other trade secrets used by Seller in the ownership and/or operation of the Assets (the “Intellectual Property”) and (i) the Assets include all such rights and licenses to use the Intellectual Property, (ii) the occurrence of each Closing will not affect the validity, continuation, or effectiveness of any such rights or licenses on their present terms and (iii) such rights or licenses are transferable to Purchaser without payment of a fee. There are no infringements or unauthorized or unlawful use of such Intellectual Property by a Seller or any allegations that Seller’s use of such Intellectual Property has infringed similar properties of others.
     Section 4.21 Non-Consents and Elections Not to Participate.
     Seller has not non-consented or otherwise elected not to participate in the drilling, completing, sidetracking, deepening, reworking, equipping, plugging and abandoning or other operation requiring an AFE of or with respect to any well on the properties, nor has Seller elected not to participate (or failed to affirmatively elect which has resulted in a deemed election not to participate) in any lease or other interest acquired under any Area of Mutual Interest affecting the Properties.
     Section 4.22 No Knowledge of Material Inaccuracies or Misstatements.
     Seller has no knowledge of any inaccuracies or incompleteness of any data, information, reports, records or other information furnished or otherwise made available by any Seller to Purchaser in connection with the transactions contemplated by this Agreement..
     Section 4.23 No Adverse Changes. Since the Effective Time, the Assets have been operated in the ordinary course of business consistent with past practice and there has been no:
     (a) material damage, destruction, or loss to the Assets (whether or not covered by insurance); or
     (b) material adverse change in the business, financial condition, operations, value or prospects of the Assets other than as a result of general economic or industry-wide conditions.
     Section 4.24 Bankruptcy.
     Neither Seller nor any of Seller’s Affiliates has filed or is contemplating the filing of any proceeding under the United States Bankruptcy Code seeking protection from creditors and, to Seller’s knowledge, no such involuntary proceeding against Seller is threatened.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller the following:
     Section 5.1 Existence and Qualification.
     Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and Purchaser is duly qualified to do business as a foreign entity in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a Material Adverse Effect on Purchaser or its properties.
     Section 5.2 Power.
     Purchaser has all requisite corporate power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement and to own, lease and operate the Assets.
     Section 5.3 Authorization and Enforceability.
     The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary actions on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at each Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at each Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.4 No Conflicts.
     The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of organization or bylaws of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien (other than any lien created in connection with the financing of the transactions contemplated herein) or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Laws applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Authority.
     Section 5.5 Liability for Brokers’ Fees;
     Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
     Section 5.6 Litigation.
     There are no actions, suits or proceedings pending, or threatened in writing before any Governmental Authority against Purchaser or any subsidiary of Purchaser.
     Section 5.7 Purchase for Own Account.
     Purchaser intends to acquire the Assets for its own benefit and account and it is not acquiring said Assets with the intent of distributing fractional undivided interests therein such as would be subject to regulation by federal or state securities laws, and that if, in the future, it should sell, transfer or otherwise dispose of said interests or fractional undivided interests therein, it will do so in compliance with any applicable federal and state securities laws.
ARTICLE 6. COVENANTS OF THE PARTIES
     Section 6.1 Access.
     Seller will give Purchaser and its representatives access to the Assets and access to and the right to copy the Records in Seller’s possession, for the purpose of conducting an investigation of the Assets. Such access by Purchaser shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. Purchaser at its option and expense may conduct a Phase I environmental audit of any or all of the Assets. Seller shall have no obligation to provide Purchaser such access to any data or information which (i) Seller considers proprietary or is subject to a confidentiality agreement preventing disclosure by Seller, or (ii) Seller cannot legally provide Purchaser because of third-party restrictions on Seller; provided that upon Purchaser’s request, Seller and Purchaser shall work together in good faith to attempt to remove such third party restrictions or obtain appropriate waivers, consents or licenses with respect to any geological or geophysical data which are subject to requirements which prevent Seller from delivering same to Purchaser. Purchaser shall keep all materials and data obtained confidential until the Second Closing Date. Purchaser shall take all reasonable steps necessary to ensure that Purchaser’s representatives comply with the provisions of this Section 6.1. Upon termination of this Agreement without Closing, Purchaser shall return to Seller any and all materials and data relating to any properties not purchased at Closing and shall destroy any and all of Purchaser’s notes and work papers derived therefrom in accordance with the terms of said confidentiality agreement.
     Section 6.2 Public Announcements.
     Until the Second Closing, neither Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

     Section 6.3 Operation of Business.
     Until a new operator shall have been selected and assumed its duties, Seller agrees that it will (i) operate and administer the Assets pursuant to the Operating Agreement dated September 1, 2006, as amended on July 5, 2007, in a good and workmanlike manner consistent with recent past practices, (ii) except as directed by Purchaser, not propose or commit to participate in the drilling of any well, or make or enter into any other commitments reasonably anticipated to require future capital expenditures by Seller in excess of $25,000, (iii) not terminate, materially amend, or extend any material Contracts affecting the Assets, or enter into or commit to enter into any new material contract or agreement relating to the Assets, or settle, compromise or waive any material right relating to the Assets, (iv) maintain insurance coverage on the Assets in the amounts and of the types presently in force, (v) maintain in full force and effect the Leases and other Assets, and pay all costs and expenses and perform all material obligations of the owner of the Assets promptly when due, (vi) maintain all Permits, (vii) not transfer, sell, farmout, hypothecate, encumber, or otherwise dispose of any Assets except for sales and dispositions of Hydrocarbons made in the ordinary course of business consistent with past practices, (viii) not grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Assets except in connection with the renewal or extension of Assets after the applicable Effective Time if granting or creating such right or requirement is a condition of such renewal or extension, (ix) not elect to become a nonconsenting party in any operation proposed by any other Person with respect to the Assets, (x) maintain the Equipment in at least as good a condition as it is on the date hereof, ordinary wear and tear excepted, (xi) not make any change in any method of accounting or accounting practice or policy with respect to the Assets and (xii) not agree to extend any statute of limitations with respect to Taxes or any extension of time with respect to a Tax assessment or deficiency for any Taxes, or make any change in any Tax elections with respect to the Assets. In the event of an emergency, Seller may take such action with respect to the Assets as a prudent operator would take and shall notify Purchaser of such action promptly thereafter. From and after the First Closing, Seller will consult with and coordinate its activities as Operator of the Assets with Paladin Petroleum III, LLC. Seller shall immediately notify Purchaser of any proposal to drill or rework any well or to conduct any operation requiring a consent election under the applicable Joint Operating Agreement(s) and shall make such election as Purchaser may direct upon Purchaser’s undertaking to pay or reimburse Seller for the cost of such operation.
     Section 6.4 Material Developments.
     Seller shall promptly notify Purchaser of, and furnish Purchaser any information it may reasonably request with respect to (a) any written notice of default under any Contract or of any action to alter, terminate, or rescind or procure a judicial reformation of any Contract received or given by Seller, (b) any written notice of any pending action or action threatened in writing relating to the Assets, received or given by Seller, (c) any damage, destruction or loss to any material portion of the Assets or (d) any event or condition between the date of this Agreement and the Second Closing Date that reasonably could be expected (i) to cause a material adverse change in the business, operations, financial condition or results of operations of the Assets, taken as a whole (a “Material Adverse Change”) other than a change which is the result of general economic or industry-wide conditions, or (ii) to cause any of the conditions to Purchaser’s obligation to consummate the purchase and sale of the Assets not to be fulfilled.
     Section 6.5 Confidentiality Obligations.
     Seller and Purchaser shall each keep confidential and cause their respective Affiliates, and their respective officers, directors, employees and representatives to keep confidential all information of a confidential nature relating to the Assets, except as required by applicable Law, administrative process or the applicable rules of any stock exchange to which Seller or Purchaser or their respective Affiliates are subject and except for information which is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach by Seller, Purchaser or any such other Person of this Section 6.5. The covenant contained in this Section 6.5 shall survive each Closing for a period of two (2) years from the applicable Closing Date, provided, however, that notwithstanding the termination of the covenant set forth in this Section 6.5, any confidentiality provision in any Contract which is binding on Seller, Purchaser or any such other Person shall remain in full force and effect in accordance with its terms.
     Section 6.6 Consents and Preferential Rights.
     Seller shall promptly prepare and send (i) notices to the holders of any required consents to assignment which are set forth on Section 6.6 of the Disclosure Schedule requesting such consents and (ii) notices to the holders of any applicable preferential rights to purchase which are set forth on the Disclosure Schedule requesting waivers of such preferential rights to purchase. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset. Seller shall use commercially reasonable efforts to cause such consents and waivers of preferential rights to purchase (or the exercise thereof) to be obtained and delivered prior to each Closing. Purchaser shall cooperate with Seller in seeking to obtain such consents and waivers of preferential rights.
     Section 6.7 Tax Matters; First Transaction.
     Subject to Section 11.2 and as specified below, Seller shall be responsible for all Taxes (other than ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Leases or the production of Hydrocarbons therefrom, which are addressed in Section 1.3) attributable to any period of time at or prior to the First Closing including, without limitation, income Taxes arising as a result of the gain recognized on the transfer of the Assets. Purchaser shall be responsible for twenty-five percent of all such Taxes attributable to any period of time after the First Closing, twenty-five percent of all sales or use taxes occasioned by the consummation of the First Transaction contemplated by this Agreement and all documentary, filing and recording fees occasioned by the First Transaction contemplated by this Agreement. Regardless of which party is responsible, Seller shall handle payment to the appropriate Governmental Authority of all Taxes with respect to the Assets which are required to be paid prior to the First Closing (and shall file all returns with respect to such Taxes).

     Section 6.8 Tax Matters; Second Transaction.
     Purchaser shall be responsible for all Taxes attributable to any period of time after the Second Closing, all sales or use taxes occasioned by the consummation of the Second Transaction contemplated by this Agreement and all documentary, filing and recording fees occasioned by the consummation of the Second Transaction contemplated by this Agreement. Regardless of which party is responsible, Seller shall handle payment to the appropriate Governmental Authority of all Taxes with respect to the Assets which are required to be paid prior to Second Closing (and shall file all returns with respect to such Taxes).
     Section 6.9 Further Assurances.
     After each Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement, including, without limitation, such assignments and other forms as may be required by the State Mineral Board of the State of Louisiana in order to effect the transfer of Seller’s interest in the State of Louisiana Mineral Leases which are included in the Leases.
ARTICLE 7. CONDITIONS TO CLOSING
     Section 7.1 Conditions of Seller to First Closing.
     The obligations of Seller to consummate the First Transaction contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to the First Closing of each of the following conditions:
     (a) Representations. The representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all material respects as of the date of this Agreement and as of the First Closing Date as though made on and as of the First Closing Date;
     (b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the First Closing Date;
     (c) Pending Litigation. No suit, action or other proceeding seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Authority;
     (d) Deliveries. Purchaser shall have delivered to Seller duly executed counterparts of the First Conveyance and the other documents and certificates to be delivered by Purchaser under Section 8.3;
     (e) Payment. Purchaser shall have paid the First Closing Payment (as defined in Section 8.4(a) subject to the provisions of Section 8.3(a)).

     Section 7.2 Conditions of Purchaser to First Closing.
     The obligations of Purchaser to consummate the First Transaction contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to the First Closing of each of the following conditions:
     (a) Representations. The representations and warranties of Seller set forth in Article 4 shall be true and correct in all material respects as of the date of this Agreement and as of the First Closing Date as though made on and as of the First Closing Date;
     (b) Performance. Seller shall have performed and observed all covenants and agreements to be performed or observed by it under this Agreement prior to or on the First Closing Date;
     (c) Pending Litigation. No suit, action or other proceeding seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Authority;
     (d) Deliveries. Seller shall have delivered to Purchaser duly executed counterparts of the First Conveyance and the other documents and certificates to be delivered by Seller under Section 8.2; and
     (e) Title Defects. The sum of all Title Defect Amounts for Title Defects and all Environmental Defect Amounts for environmental Defects reported under Sections 3.4(a) and 3.5(c), shall be less than fifty-thousand dollars ($50,000.00).
     (f) No Material Adverse Change. Since the date of this Agreement, there shall have occurred no adverse changes in the condition of the Assets having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Assets, taken as a whole, except for the depreciation of Equipment through ordinary wear and tear, the depletion of Hydrocarbons through normal sales of production at allowable or contract rates and changes which are the result of general economic or industry-wide conditions.
     (g) Liens and Encumbrances. The Assets shall be free of all liens and encumbrances except for Permitted Encumbrances.
     Section 7.3 Conditions of Seller to Second Closing.
     The obligations of Seller to consummate the Second Transaction contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Second Closing of each of the following conditions:
     (a) Representations. The representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all material respects as of the date of this Agreement and as of the First Closing Date as though made on and as of the Second Closing Date;

     (b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Second Closing Date;
     (c) Pending Litigation. No suit, action or other proceeding seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Authority;
     (d) Deliveries. Purchaser shall have delivered to Seller duly executed counterparts of the Second Conveyance and the other documents and certificates to be delivered by Purchaser under Section 8.7;
     (e) Payment. Purchaser shall have paid the Second Closing Payment (as defined in Section 8.8(a) subject to the provisions of Sections 8.7(a)).
     Section 7.4 Conditions of Purchaser to Second Closing.
     The obligations of Purchaser to consummate the Second Transaction contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Second Closing of each of the following conditions:
     (a) Representations. The representations and warranties of Seller set forth in Article 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Second Closing Date as though made on and as of the Second Closing Date;
     (b) Performance. Seller shall have performed and observed all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Second Closing Date;
     (c) Pending Litigation. No suit, action or other proceeding seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Authority;
     (d) Deliveries. Seller shall have delivered to Purchaser duly executed counterparts of the Second Conveyance and the other documents and certificates to be delivered by Seller under Section 8.6; and
     (e) Title Defects. The sum of all Title Defect Amounts for Title Defects and all Environmental Defect Amounts for environmental Defects reported under Sections 3.4(a) and 3.5(c), shall be less than fifty-thousand dollars ($50,000.00).
     (f) No Material Adverse Change. Since the date of this Agreement, there shall have occurred no adverse changes in the condition of the Assets having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Assets, taken as a whole, except for the depreciation of Equipment through ordinary wear and tear, the depletion of Hydrocarbons through normal sales of production at allowable or contract rates and changes which are the result of general economic or industry-wide conditions.

     (g) Liens and Encumbrances. The Assets shall be free of all liens and encumbrances except for Permitted Encumbrances.
ARTICLE 8. CLOSING
     Section 8.1 Time and Place of First Closing.
     Unless otherwise agreed to in writing by Purchaser and Seller, the First Closing shall take place at the offices of Lasso Partners, LLC, located at 1114 Lost Creek Boulevard, Suite 260, Austin, Texas 78746, at 10:00 a.m., local time, on January 18, 2008, or if all conditions in Article 7.1 and 7.2 to be satisfied prior to First Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the parties under Article 9.
     Section 8.2 Obligations of Seller at First Closing.
     At the First Closing, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:
     (a) Tax certificates evidencing that all 2007 and prior years ad valorem taxes assessed against Seller’s interest in the Properties have been paid;
     (b) Resolutions of the Board of Directors or other governing body of Seller, certificates of incumbency and other documents reasonably acceptable to Purchaser’s counsel to show the satisfaction of those matters set out in Sections 4.1, 4.2, 4.3, 4.4 and 4.7 hereof;
     (c) A certificate of Seller or duly authorized officer thereof certifying as to those matters set out in Section 7.2 hereof;
     (d) The First Conveyance in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;
     (e) letters-in-lieu of transfer orders covering the Assets described in the First Conveyance, duly executed by Seller; and
     (f) executed statements described in Treasury Regulation 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code.
     Section 8.3 Obligations of Purchaser at First Closing.
     At the First Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:
     (a) a wire transfer of the First Closing Payment in same-day funds to an account designated by Seller;

     (b) a certificate of a duly authorized officer of Purchaser certifying as to those matters set out in Section 7.1 hereof;
     (c) The First Conveyance duly executed by Purchaser; and
     (d) letters-in-lieu of transfer orders covering the Assets described in the First Conveyance, duly executed by Purchaser.
     Section 8.4 Closing Payment and Post-Closing First Purchase Price Adjustments.
     (a) Not later than two(2) Business Days prior to the First Closing Date, Purchaser shall prepare and deliver to Seller, using and based upon the best information reasonably available to Purchaser, a preliminary settlement statement estimating the Adjusted First Purchase Price after giving effect to all First Purchase Price adjustments set forth in Section 2.2. Subject to any adjustment under Section 3.4(e), the estimate delivered in accordance with this Section 8.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the First Closing (the “First Closing Payment”).
     (b) As soon as reasonably practicable after the First Closing but not later than the 60th day following the First Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth the final calculation of the Adjusted First Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time. Seller shall at Purchaser’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Purchaser’s statement hereunder, Seller shall deliver to Purchaser a written report containing any changes that Seller proposes be made to such statement. The Parties shall undertake to agree on the final statement of the Adjusted First Purchase Price no later than 150 days after the First Closing Date (the “First Final Settlement Date”). If Seller and Purchaser have not so agreed on or before the First Final Settlement Date, the matters that remain in dispute shall be submitted to an arbitrator (the “Accountant”) for review and resolution. The Accountant shall be a nationally recognized independent public accounting firm as shall be agreed upon by Purchaser and Seller in writing. The Accountant shall render a decision resolving the matters in dispute, in a manner consistent with the provisions of Section 2.2 and the other provisions of this Agreement, within 30 days following their submission to the Accountant. The determination of the Accountant shall be final and binding on the parties. The cost of any arbitration (including the fees and expenses of the Accountant) pursuant to this Section 8.4(b) shall be borne one-half by Purchaser and one-half by Seller. If the First Purchase Price as adjusted in the final settlement statement exceeds the First Closing Payment, Purchaser shall pay to Seller the difference within 30 days after the First Final Settlement Date. If the First Closing Payment exceeds the First Purchase Price as adjusted in the final settlement statement, Seller will pay to Purchaser the difference within 30 days after the First Final Settlement Date.
     (c) If Seller and Purchaser agree, the Parties may postpone the final adjustment of the First Purchase Price under Section 8.4(b) until such time as the Second

Purchase Price is finally adjusted under Section 8.8(b). If Seller and Purchaser so agree, Purchaser shall issue one statement simultaneously setting forth the final calculations of the Adjusted First Purchase Price and the Adjusted Second Purchase Price.
     Section 8.5 Time and Place of Second Closing.
     Unless otherwise agreed to in writing by Purchaser and Seller, the Second Closing shall take place at the offices of Lasso Partners, LLC, located at 1114 Lost Creek Boulevard, Suite 260, Austin, Texas 78746, at 10:00 a.m., local time, on March 28, 2008. Purchaser may extend the date of the Second Closing to April 30, 2008, to complete its due diligence review of the Assets. In the event Second Closing does not occur on or before April 30, 2008, Purchaser shall forfeit its right to purchase any further interest in the Assets under this Agreement, but shall have no further liability to Seller.
     Section 8.6 Obligations of Seller at Second Closing.
     At the Second Closing, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:
     (a) Tax certificates evidencing that all 2007 and prior years ad valorem taxes assessed against Seller’s interest in the Properties have been paid;
     (b) Resolutions of the Board of Directors or other governing body of Seller certificates of incumbency and other documents reasonably acceptable to Purchaser’s counsel to show the satisfaction of those matters set out in Sections 4.1, 4.2, 4.3, 4.4 and 4.7 hereof;
     (c) A certificate of Seller or duly authorized officer thereof certifying as to those matters set out in Section 7.2 hereof;
     (d) The Second Conveyance in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;
     (e) letters-in-lieu of transfer orders covering the Assets, duly executed by Seller; and
     (f) executed statements described in Treasury Regulation 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code.
     Section 8.7 Obligations of Purchaser at Second Closing.
     At the Second Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:
     (a) a wire transfer of the Second Closing Payment in same-day funds to an account designated by Seller;

     (b) a certificate of a duly authorized officer of Purchaser certifying as to those matters set out in Section 7.1 hereof;
     (c) The Second Conveyance duly executed by Purchaser; and
     (d) letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser.
     Section 8.8 Second Closing Payment and Post-Closing Second Purchase Price Adjustments.
     (a) Not later than five (5) Business Days prior to the Second Closing Date, Purchaser shall prepare and deliver to Seller, using and based upon the best information reasonably available to Purchaser, a preliminary settlement statement estimating the Adjusted Second Purchase Price after giving effect to all Second Purchase Price adjustments set forth in Section 2.3. Subject to any adjustment under Section 3.4(e), the estimate delivered in accordance with this Section 8.8(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Second Closing (the “Second Closing Payment”).
     (b) As soon as reasonably practicable after the Second Closing but not later than the 60th day following the Second Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth the final calculation of the Adjusted Second Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time. Seller shall at Purchaser’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Purchaser’s statement hereunder, Seller shall deliver to Purchaser a written report containing any changes that Seller proposes be made to such statement. The Parties shall undertake to agree on the final statement of the Adjusted Second Purchase Price no later than 150 days after the Second Closing Date (the “Second Final Settlement Date”). If Seller and Purchaser have not so agreed on or before the Second Final Settlement Date, the matters that remain in dispute shall be submitted to an arbitrator (the “Accountant”) for review and resolution. The Accountant shall be a nationally recognized independent public accounting firm as shall be agreed upon by Purchaser and Seller in writing. The Accountant shall render a decision resolving the matters in dispute, in a manner consistent with the provisions of Section 2.2 and the other provisions of this Agreement, within 30 days following their submission to the Accountant. The determination of the Accountant shall be final and binding on the parties. The cost of any arbitration (including the fees and expenses of the Accountant) pursuant to this Section 8.8(b) shall be borne one-half by Purchaser and one-half by Seller. If the Second Purchase Price as adjusted in the final settlement statement exceeds the Second Closing Payment, Purchaser shall pay to Seller the difference within 30 days after the Second Final Settlement Date. If the Second Closing Payment exceeds the Second Purchase Price as adjusted in the final settlement statement, Seller will pay to Purchaser the difference within 30 days after the Second Final Settlement Date.

ARTICLE 9. TERMINATION AND AMENDMENT
     Section 9.1 Termination.
     This Agreement may be terminated at any time prior to either Closing: (i) by the mutual prior written consent of Seller and Purchaser or (ii) by either Purchaser or Seller, if the Second Closing has not occurred on or before April 30, 2008, provided, however, that no Party shall be entitled to terminate this Agreement under this Section 9.1(ii) if the First Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder.
     Section 9.2 Effect of Termination.
     If this Agreement is terminated pursuant to Section 9.1, prior to the First Closing Date, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.5, 5.5, 6.2, 11.6, 11.8 and 11.16). If this Agreement is terminated pursuant to Section 8.5 or Section 9.1 after the First Closing but prior to the Second Closing, this Agreement shall remain in force and effect as to the First Transaction and shall become void and of no further force or effect (except for the provisions of Sections 4.5, 5.5, 6.2, 11.6, 11.8 and 11.16) as to the Second Transaction.
ARTICLE 10. INDEMNIFICATION; LIMITATIONS
     Section 10.1 Assumption and Indemnification.
     (a) Upon and after First Closing, Purchaser shall assume and perform twenty-five percent of all the rights, duties, obligations and liabilities of ownership and operation of the Assets including, without limitation: (i) all of Seller’s express and implied obligations and covenants after the Effective Time under the terms of the Leases, the Contracts, Appurtenant Rights and all other orders, rules and regulations to which the Assets are subject; (ii) responsibility for compliance with all applicable Laws pertaining to the Assets, and the procurement and maintenance of all permits required by public authorities in connection with the Assets after the Effective Time; and (iii) all other obligations assumed by Purchaser under this Agreement. With respect to non-operating interests in the Assets being transferred to Purchaser under this Agreement, Purchaser shall assume full responsibility and liability for that portion of the foregoing rights, duties, obligations and liabilities for which non-operators are responsible. Seller remains responsible for all costs, expenses and liabilities incurred by Seller in connection with the ownership or operation of the Assets before the Effective Time, except those arising out of specific matters or claims for which Purchaser has received an adjustment to the Purchase Price or (iii) those which Purchaser assumes in this Agreement.
     (b) Upon and after Second Closing, Purchaser shall assume and perform all the rights, duties, obligations and liabilities of ownership and operation of the Assets including, without limitation: (i) all of Seller’s express and implied obligations and covenants after the Effective Time under the terms of the Leases, the Contracts, Appurtenant Rights and all other orders, rules and regulations to which the Assets are subject; (ii) responsibility for all royalties, overriding royalties, rentals, shut-in payments and other burdens or encumbrances to which the Assets are subject accruing after the Effective Time; (iii) responsibility for compliance with all applicable Laws pertaining to the Assets, and the procurement and maintenance of all permits required by public authorities in connection with the Assets after the Effective Time; and (iv) all other obligations assumed by Purchaser under this Agreement. With respect to non-operating interests in the Assets being transferred to Purchaser under this Agreement, Purchaser shall assume full responsibility and liability for that portion of the foregoing rights, duties, obligations and liabilities for which non-operators are responsible.
     (c) From and after First Closing, Seller shall indemnify, defend and hold harmless Purchaser and its officers, directors, agents, employees and representatives (collectively, “Purchaser Indemnified Persons” against and from all damages incurred or suffered by Purchaser:
     (i) caused by or arising out of or resulting from the ownership, use or operation of the assets other than Property Costs incurred from the Effective Time to the First Closing Date (which are addressed in Sections 2.2(b) and 10.2);
     (ii) attributable to or arising out of any actions, suits, or proceedings; or
     (iii) caused by or arising out of or resulting from Seller’s breach of any of Seller’s covenants or agreements contained in Article 6, or
     (iv) caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in Article 4 of this agreement,
     (d) “Damages”, for purposes of this Article 10, shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Purchaser and Seller shall not be entitled to indemnification under this Section 10.1 for, and “Damages” shall not include, (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any special or punitive damages (other than indirect, consequential, special or punitive damages suffered by third Persons and payable by an Indemnified Person).
     (e) Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have no liability to Purchaser or any Purchaser Indemnified Person or obligation to indemnify Purchaser or any Purchaser Indemnified Person for any specific matter or claim for which Purchaser has received an adjustment to the Purchase Price including, without limitation, any adjustment pursuant to Section 3.4.
     (f) Purchaser and Seller agree to treat any indemnity payment made pursuant to Section 10.1(c) as an adjustment to the Purchase Price for Tax purposes.

     Section 10.2 Indemnification Actions.
     All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:
     (a) For purposes of this Article 10, the term “Indemnifying Party” when used in connection with particular Damages shall mean the Party having an obligation to indemnify the other Party with respect to such Damages pursuant to this Article 10, and the term “Indemnified Party” when used in connection with particular Damages shall mean the Party having the right to be indemnified with respect to such Damages by the other Party pursuant to this Article 10.
     (b) To make claim for indemnification under Section 10.1, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 10.2, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 10.2 shall not relieve the Indemnifying Party of its obligations under Section 10.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.
     (c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
     (d) If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 10.2(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which admits liability on the part of the Indemnified Party or which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
     (e) If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.
     (f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability for such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a liability of the Indemnifying Party hereunder.
     Section 10.3 Limitation on Actions.
     (a) The representations and warranties in this Agreement and Seller’s indemnification obligations shall survive until the earlier of (i) the Second Closing or (ii) April 30, 2008, at which time they shall terminate except for matters asserted at or prior thereto and except for the representations and warranties contained in Sections 4.1 through 4.6, 4.22, 4.24 and 5.1 through 5.6, which will survive indefinitely.
     (b) An Indemnified Party’s Damages hereunder shall be deemed reduced by the amount of any insurance proceeds and any tax benefits received by the Indemnified Party with respect to such Damages.
     Section 10.4 Recording.
     As soon as practicable after each Closing, Purchaser shall record the applicable Conveyance in the appropriate recording jurisdictions as well as the appropriate Governmental Authorities and provide Seller with copies of all recorded or approved instruments.

ARTICLE 11. MISCELLANEOUS
     Section 11.1 Receipts Not Reflected in Purchase Price.
     Except as otherwise provided in this Agreement, any production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds and receipts earned with respect to the Assets which are not reflected in the adjustments to the Purchase Prices following the final adjustments pursuant to Section 8.4(b) and 8.8(b) shall be treated as follows: (a) all production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds and receipts earned with respect to the Assets to which Purchaser is entitled under Section 1.3 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds and receipts earned with respect to the Assets to which Seller is entitled under Section 1.3 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Seller.
     Section 11.2 Expenses Not Reflected in Purchase Price.
     Except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Purchase Prices following the final adjustment pursuant to Section 8.4(b) and Section 8.8(b) shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 1.3 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 1.3 shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same. Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Seller are responsible under the terms of this Agreement. Purchaser is entitled to resolve all joint interest audits and other audits of Property Costs covering periods before or after the Effective Times and shall be entitled to any refunds applicable thereto.
     Section 11.3 Counterparts.
     This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
     Section 11.4 Notices.
     All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Purchaser:	Lasso Partners, LLC
1114 Lost Creek Blvd., Suite 260
Austin, Texas 78746
Attention: Bill R. Orr
Telephone: (512) 327-6122
Telecopy: (512) 327-9626

With a copy to:	Cox Smith Matthews Incorporated
112 East Pecan Street, Suite 1800
San Antonio, TX 78205
Attention: Jon R. Ray
Telephone(210) 554-5255
Telecopy: (210) 226-8307

If to Seller:	Daybreak Oil and Gas, Inc.
601 West Main Avenue, Suite 1012
Spokane, Washington 99201
Attention: Bob Martin
Telephone: (713) 722-6500
Telecopy: (713) 722-6600
     Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
     Section 11.5 Sales or Use Tax, Recording Fees and Similar Taxes and Fees.
     Purchaser shall pay any sales, use, excise, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Seller such certificate or evidence.
     Section 11.6 Expenses.
     All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
     Section 11.7 Replacement of Bonds, Letters of Credit and Guarantees.
     The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Authorities and relating to the Assets are to be transferred to Purchaser. Promptly following Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement.
     Section 11.8 Governing Law.
     This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws otherwise applicable to such determinations; provided, however, that matters affecting title to the Properties shall be governed by the laws of the State of Louisiana.
     Section 11.9 Captions.
     The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     Section 11.10 Waivers.
     Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 11.11 Assignment.
     Seller shall not assign all or any part of this Agreement or delegate any of its rights or duties hereunder, without the prior written consent of Purchaser and any assignment or delegation made without such consent shall be void. Purchaser may assign this Agreement in whole or in part to an Affiliate or designee without obtaining Seller’s consent thereto prior to a Closing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
     Section 11.12 Entire Agreement.
     This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
     Section 11.13 Amendment.
          (a) This Agreement may be amended or modified only by an agreement in writing executed by both Parties.
          (b) No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

     Section 11.14 No Third-Party Beneficiaries.
     Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind.
     Section 11.15 References.
     In this Agreement:
     (a) References to any gender includes a reference to all other genders;
     (b) References to the singular includes the plural, and vice versa;
     (c) Reference to any Article or Section means an Article or Section of this Agreement;
     (d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;
     (e) Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;
     (f) “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term; and
     (g) The term “knowledge” shall, in the case of Seller, mean the actual knowledge of Tim R. Lindsey, Dale B. Lavigne, Robert N. Martin, Jeffrey R. Dworkin and Thomas C. Kilbourne.
     Section 11.16 Construction.
     Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation and suitability. Seller and Purchaser have had substantial input into the drafting and preparation of this Agreement and have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.
     Section 11.17 Limitation on Damages.
     Notwithstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates shall be entitled to special, punitive, indirect or consequential damages in connection with this Agreement and the transactions contemplated hereby (other than special, punitive, indirect or consequential damages suffered by third Persons for which responsibility is allocated between the Parties) and each of Purchaser and Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to special, punitive, indirect or consequential damages in connection with this Agreement and the transactions contemplated hereby.
     Section 11.18 Arbitration.
     It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement (other than a dispute, controversy or claim arising out of or in relation to or in connection with the calculation of the Adjusted Purchase Prices, which shall be resolved in accordance with Section 8.4(b) and Section 8.8(b) or relating to Title Defects, which shall be resolved in accordance with Section 3.4(e)), including, without limitation, any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Section 11.18. Either Party may submit such a dispute, controversy, or claim to arbitration by notice to the other Party and the administrator for the American Arbitration Association (“AAA”). The arbitration proceedings shall be conducted in New Orleans, Louisiana, United States of America in accordance with the International Arbitration Rules of the American Arbitration Association as in effect on the date hereof. The arbitration shall be heard and determined by three (3) arbitrators. Each Party shall appoint an arbitrator of its choice within twenty (20) days of the submission of the notice of arbitration. The Party appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within twenty (20) days following the appointment of the second Party appointed arbitrator. If the Party appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal and/or one Party fails to appoint its Party appointed arbitrator within the applicable period, the AAA shall act as appointing authority to appoint an independent arbitrator with at least ten (10) years experience in the legal and/or commercial aspects of the petroleum industry. None of the arbitrators shall have been an employee of or consultant to either Party to this Agreement or any of its Affiliates within the seven (7) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. All decisions of the arbitral tribunal shall be by majority vote. The arbitrators may not award indirect, consequential, special or punitive damages except those claimed by third Persons other than Indemnified Persons under this Agreement for which responsibility is being allocated between the Parties. Each Party shall pay its own expenses in connection with the arbitration, but the compensation and expenses of the arbitrators shall be borne in such manner as may be specified in the arbitral award. Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the courts of the State of Louisiana and United States of America, shall apply to and be binding in any arbitration proceeding conducted under this Section.
     Section 11.19 Records.
     Within five (5) days after each Closing Date, Seller shall deliver or cause to be delivered to Purchaser any Records that are in the possession of Seller or its Affiliates, subject to the following sentence. Seller may retain copies of those Records relating to tax and accounting matters or ongoing litigation, if any, for which Seller is retaining responsibility and provide Purchaser with copies thereof.

     IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLER: DAYBREAK OIL AND GAS, INC.
By:	/s/ James F. Westmoreland
James Westmoreland
Chief Financial Officer

PURCHASER: LASSO PARTNERS, LLC
By:	/s/ Bill R. Orr
Bill R. Orr
President

STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§
     This instrument was acknowledged before me on the 18 day of January, 2008, by James Westmoreland, Chief Financial Officer of DAYBREAK OIL AND GAS, INC., a Washington corporation, on behalf of said corporation.

/s/ Amber Alexander
Notary Public, State of Texas
My commission expires: 5/26/2010

STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§
     This instrument was acknowledged before me on the 18 day of January, 2008, by Bill R. Orr, President of LASSO PARTNERS, LLC, a Delaware limited liability corporation, on behalf of said corporation.

/s/ Amber Alexander
Notary Public, State of Texas
My commission expires: 5/26/2010

EXHIBIT “A”
LEASES
(Attached to and made a part of Purchase and Sale Agreement
between Daybreak Oil and Gas, Inc., and Lasso Partners, LLC)

Lease 1:	Oil, Gas and Mineral Lease dated February 18, 2002, from Chicago Mill and Lumber Company, as Lessor, to Clayton Williams Energy, Inc., as Lessee, recorded in Mineral Book 64, page 156, Tensas Parish, Louisiana, and recorded at Reg. No. 304999, Franklin Parish, Louisiana, covering 2,000 acres of land, more or less in Tensas and Franklin Parishes, Louisiana, all as more particularly described in said lease.

Lease 2:	Oil, Gas and Mineral Lease dated March 3, 2006, from Tensas River Farms I, LLC, Tensas River Farms II, LLC, and Tensas River Farms III, LLC, as Lessor, to Sam L. Pfiester, as Lessee, recorded in Mineral Book 65, page 797, and under Reg. 181063, Tensas Parish, Louisiana, and in Conveyance Book 370, Reg. No. 322021, Franklin Parish, Louisiana, covering 28,000 acres of land, more or less, in Tensas, Franklin and West Carroll Parishes, Louisiana, as more particularly described in said lease.

Lease 3:	Oil, Gas and Mineral Lease dated June 20, 2006, from Owen Corporation, as Lessor, to Sam L. Pfiester, as Lessee, recorded in Conveyance Book 376, Reg. No. 342535, Franklin Parish, Louisiana, covering 1,778 acres of land, more or less, in Franklin Parish, Louisiana, as more particularly described in said lease.

Lease 4:	Oil and Gas Lease dated October 23, 2006, from Anadarko E&P Company, LP, as Lessor, to Daybreak Oil and Gas, Inc., as Lessee, recorded in Conveyance Book 380, Reg. No. 326441, Franklin Parish, and in Mineral Book 67, page 299, Reg. No. 182862, Tensas Parish, Louisiana, covering 5,678.59 acres of land, more or less, in Tensas and Franklin Parishes, Louisiana, as more particularly described in said lease.

Lease 5:	State of Louisiana Oil and Gas Lease No. 19114 dated September 13, 2006, from the State Mineral Board of the State of Louisiana, acting on behalf of Tensas Basin Levee District, as Lessor, to Vision Exploration, L.L.C., as Lessee, recorded in Book 379, Reg. No. 326208, Franklin Parish, Louisiana, covering 39.96 acres of land, more or less, in the northeast-quarter of the northwest-quarter of Section 15, T12N, R9E, Franklin Parish, Louisiana, consisting of all of Tract 38577, Franklin Parish, Louisiana, all as more particularly described in said lease.

Lease 6:	State of Louisiana Oil and Gas Lease No. 19126 dated October 11, 2006, from the State Mineral Board of the State of Louisiana, as Lessor, to Vision Exploration, L.L.C., as Lessee, recorded in Conveyance Book 67, page 378, Reg. No. 182892, Tensas Parish, Louisiana, and in Conveyance Book 380, Reg. No. 326592, Franklin Parish, Louisiana, covering 141 acres of land, more or less, consisting of all of Tract 38598, in Franklin and Tensas Parishes, Louisiana, as more particularly described in said lease.

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Lease 7:	State of Louisiana Oil and Gas Lease No. 19127 dated October 11, 2006, from the State Mineral Board of the State of Louisiana, as Lessor, to Vision Exploration, L.L.C., as Lessee, recorded in Conveyance Book 67, page 390, Reg. No. 182893, Tensas Parish, Louisiana, and in Conveyance Book 380, Reg. No. 326593, Franklin Parish, Louisiana, covering 187 acres of land, more or less, consisting of all of Tract 38599 in Franklin and Tensas Parishes, Louisiana, as more particularly described in said lease.

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EXHIBIT “A-1”
WELLS
(Attached to and made a part of Purchase and Sale Agreement between
Daybreak Oil and Gas, Inc., and Lasso Partners, LLC)

Well Name	API No.	Operator	Working Interest	Net Revenue Interest

Tensas River Farms No. F-1		Daybreak Oil & Gas, Inc.	.88 BPO	.66 BPO
			.48 APO	.36 APO

Tensas River Farms No. F-3		Daybreak Oil & Gas, Inc.	.4825 BPO	.358906 BPO
			.4825 APO	.358906 APO

Tensas River Farms No. B-1		Daybreak Oil & Gas, Inc.	.890 BPO	.6675 BPO
			.490 APO	.3675 APO

Tensas River Farms No. A-1		Daybreak Oil & Gas, Inc.	.2850 BPO	.21375 BPO
			.3475 APO	.26062 APO

Tensas River Farms No. F-2		Daybreak Oil & Gas, Inc.	.2450 BPO	.18375 BPO
			.3475 APO	.26062 APO

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EXHIBIT “A-2”
UNITS
(Attached to and made a part of Purchase and Sale Agreement between
Daybreak Oil and Gas, Inc., and Lasso Partners, LLC)

Unit Name	Legal Description	Working Interest	Net Revenue Interest
Daybreak Oil & Gas, Inc. Tensas River Farm No. F-1	E/2 E/2 of Section 19 and the W/2 W/2 of Section 20-12N-10E, Tensas Parish	.88 BPO ..48 APO	.66 BPO ..36 APO

Daybreak Oil & Gas, Inc. Tensas River Farm No. F-3	S/2 of Section 17-12N-10E, Tensas Parish	.4825 BPO ..4825 APO	.358906 BPO ..358906 APO

Daybreak Oil & Gas, Inc. Tensas River Farm No. B-1	E/2 SE/4 of Section 22 and the SW/4 and W/2 of the SE/4 of Section 23-12N-9E, Franklin Parish	.89 BPO ..49 APO	.6675 BPO ..3675 APO

Daybreak Oil & Gas, Inc., Tensas River Farm No. A-1	E/2 of Section 13-12N-9E, Tensas Parish	.285 BPO ..3475 APO	.21375 BPO ..26062 APO

Daybreak Oil & Gas, Inc., Tensas River Farm No. F-2	E/2 of Section 30-12N-10E, Tensas Parish	.245 BPO ..3475 APO	.18375 BPO ..26062 APO

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EXHIBIT “A-3”
AGREEMENTS
(Attached to and made a part of Purchase and Sale Agreement between Daybreak Oil and Gas, Inc., and Lasso Partners, LLC)
1.	Operating Agreement dated September 1, 2006, Chicago Mill Project, between Daybreak Oil and Gas, Inc., as Operator, and Chicago Mill Joint Venture, et al., as Non-Operator.

2.	Joint Development Participation Agreement dated July 5, 2007, among Daybreak Oil and Gas, Inc., et al., as Seller, and Dudley J. Hughes, LLC, Arrowhead Resources, Inc., and Orr Exploration, Ltd., as Purchaser.

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EXHIBIT “B”
(Attached to and made a part of Purchase and Sale Agreement between Daybreak Oil and Gas, Inc., and Lasso Partners, LLC)
FIRST CONVEYANCE
CONVEYANCE AND BILL OF SALE
     This CONVEYANCE AND BILL OF SALE (this “Conveyance”) from Daybreak Oil and Gas, Inc., whose address is 601 W. Main Avenue, Suite 1012, Spokane, Washington 99201 (“Grantor”) to Lasso Partners, LLC, whose address is 1114 Lost Creek Boulevard, Suite 260, Austin, Texas 78746 (“Grantee”), is executed this                      day of January, 2008, but effective as of 7:00 a.m., local time, where the respective Assets (as defined below) are located, on January 1, 2008 (the “Effective Time”).
ARTICLE 2. CONVEYANCE
     Grantor, for good and valuable consideration, in hand paid, the receipt and sufficiency of which is hereby acknowledged, hereby grants, bargains, sells, and conveys unto Grantee, subject to the Permitted Encumbrances, twenty-five percent (25%) of all right, title and interest of Grantor in and to the following (collectively, the “Assets”), which with respect to the Leases, Wells and Units described below shall not be less than the working interests and net revenue interests shown on Exhibits “A,” “A-1” and “A-2” attached hereto:
     (a) The oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other properties and interests described on Exhibit “A”, together with any other leases or interests within or pertaining to lands within the Area of Mutual Interest described in Section 1.2(d) hereof (collectively, the “Leases”), and any and all oil, gas, water, CO2 or injection wells thereon, including the interests in the wells shown on Exhibit “A-1” attached hereto (the “Wells”);
     (b) All pooled, communitized or unitized acreage which includes all or a part of any Lease or includes any Well including but not limited to those production units described on Exhibit “A-2” (the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units;
     (c) All gas and water pipelines and gathering systems and water disposal systems, compressors, wellhead equipment and facilities, central production facilities, saltwater disposal wells and facilities located on the Leases or used in connection with the Wells (collectively, the “Facilities” and, together with the Units, Leases and Wells, the “Properties”);
     (d) All presently existing written contracts, agreements and instruments by which the Assets are bound, to the extent applicable to the Assets, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, including the Area of Mutual

Interest Agreement described on Exhibit “A-3”, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, and agreements for the sale and purchase of Hydrocarbons and processing agreements, to the extent applicable to the Properties or the production of Hydrocarbons from the Properties (the “Contracts”);
     (e) All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with, the Properties (“Appurtenant Rights”);
     (f) All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use in connection with the operation of the Properties (the “Equipment”);
     (g) All of the following, to the extent related to the Properties and in Seller’s possession, or used or held for use in connection with the maintenance or operation thereof and to the extent such are assignable or transferable by Seller without restriction under applicable law or any contracts, instruments or agreements (and without payment by Seller): all technical information, including, but not limited to, all geological, geochemical and geophysical information, geographic and structural geological maps, well logs and related analyses and correlations, paleontological data, stratigraphic studies and data pertaining to permeability or porosity, seismic and gravitational data and production records, engineering and geological data, consultants’ studies or reports regarding any of the foregoing and any and all interpretative analyses of the foregoing; copies of all insurance policies and bonds, all original books, records, files, documents (including accounts payable and receivable, accounting records, Leases, deeds, and Contracts); all title information (including, but not limited to, lease files, land files, well files, division order files, agreement files, gas sales, gathering and processing files, title opinions, abstracts, evidence that rentals, royalties and other payments due under the Leases and Contracts have been paid, evidence that Taxes have been paid, maps and surveys, lease records and data sheets), computer-sensible copies of all of Seller’s computer records; and all plans for exploration and development, applications, inspection reports, environmental impact statements, assessments and studies, permits, licenses, orders, consents, notices, correspondence and other statements and instruments pertaining to environmental matters and requirements that have been filed with or supplied to or by any Governmental Authority (the “Records”).
     TO HAVE AND TO HOLD the undivided interest herein described in the Assets unto Grantee, its successors and assigns, forever, subject, however, to the terms and conditions of this Conveyance.

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ARTICLE 3. TITLE AND LIMITED WARRANTY
     Section 3.1 Warranty.
     (a) Grantor warrants title to its interest in the Assets, subject to the Permitted Encumbrances (as defined below), unto Grantee, its successors and assigns, against all persons claiming or to claim the same or any part thereof, by, through and under Grantor, but not otherwise.
     (b) Grantor hereby assigns to Grantee all rights, claims, and causes of action on title warranties given or made by Grantor’s predecessors, to the extent Grantor may legally transfer such rights.
     (c) The Assets are hereby conveyed to Grantee subject to the Leases and Contracts and to that certain Purchase and Sale Agreement dated January ___, 2008, between Grantor and Grantee (the “Agreement”).
     Section 3.2 Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means any or all of the following:
     (a) Lessors’ royalties and any overriding royalties, reversionary interests and other burdens (and any liens or security interests created by law or reserved in instruments creating such interests to secure payment of same) to the extent that they do not, individually or in the aggregate, reduce Seller’s net revenue interests below that shown in Exhibits “A,” “A-1” and “A-2” or increase Seller’s working interest above that shown in Exhibits “A,” “A-1” and “A-2” without a corresponding increase in the net revenue interest;
     (b) All leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Leases and appearing of record or disclosed by Seller to Purchaser in writing, to the extent that they do not, individually or in the aggregate, reduce Seller’s net revenue interests below that shown in Exhibit “A-1” or increase Seller’s working interest above that shown in Exhibit “A” and “A-2” without a corresponding increase in the net revenue interest;
     (c) Third-party consent requirements, preferential rights and similar restrictions with respect to which waivers or consents have been obtained by Seller from the appropriate parties or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;
     (d) Liens for current Taxes or assessments not yet due;
     (e) Materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent;

3

     (f) All rights to consent by, required notices to, filings with, or other actions by governmental agencies in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are prudently obtained subsequent to such sale or conveyance; and
     (g) Easements, rights of way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Properties which do not materially interfere with the current or proposed operations on the Properties.
ARTICLE 4. MISCELLANEOUS
     Section 4.1 Further Assurances. After the Effective Time, Grantor, without further consideration, will use its reasonable efforts to execute, deliver and record or cause to be executed, delivered and recorded such good and sufficient instruments of conveyance and transfer, and take such other action as may be reasonably required to effectively vest in Grantee beneficial and record title to the undivided interest herein described in the Assets covered by the Agreement and conveyed pursuant hereto and, if applicable, to put Grantee in actual possession of such Assets.
     Section 4.2 Successors and Assigns. This Conveyance shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 4.3 Titles and Captions. All article or section titles or captions in this Conveyance are for convenience only, shall not be deemed part of this Conveyance and in no way define, limit, extend, or describe the scope or intent of any provisions hereof. Except to the extent otherwise stated in this Conveyance, references to “Articles” and “Sections” are to Articles and Sections of this Conveyance, and references to “Exhibits” are to Exhibits attached to this Conveyance, which are made parts hereof for all purposes.
     EXECUTED to be effective as of the Effective Time.

WITNESS:		GRANTOR:

By:		DAYBREAK OIL AND GAS, INC.

Printed Name:

By:		By:

	Printed Name:	Tim R. Lindsey
President

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WITNESS:		GRANTEE:

By:		LASSO PARTNERS, LLC

Printed Name:

By:		By:

	Printed Name:	Bill R. Orr
President

STATE OF WASHINGTON	§
§
COUNTY OF	§
     This instrument was acknowledged before me on the       day of January, 2008, by Tim R. Lindsey, President of DAYBREAK OIL AND GAS, INC., a Washington corporation, on behalf of said corporation.

Notary Public, State of
My commission expires:

STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§
     This instrument was acknowledged before me on the       day of January, 2008, by Bill R. Orr, as President of LASSO PARTNERS, LLC, a Delaware limited liability company, on behalf of said limited liability company.

Notary Public, State of Texas
My commission expires:

5

EXHIBIT “A”
LEASES
(Attached to and made a part of Conveyance and Bill of Sale
between Daybreak Oil and Gas, Inc. and Lasso Partners, LLC.)
Lease 1:	Oil, Gas and Mineral Lease dated February 18, 2002, from Chicago Mill and Lumber Company, as Lessor, to Clayton Williams Energy, Inc., as Lessee, recorded in Mineral Book 64, page 156, Tensas Parish, Louisiana, and recorded at Reg. No. 304999, Franklin Parish, Louisiana, covering 2,000 acres of land, more or less in Tensas and Franklin Parishes, Louisiana, all as more particularly described in said lease.

Lease 2:	Oil, Gas and Mineral Lease dated March 3, 2006, from Tensas River Farms I, LLC, Tensas River Farms II, LLC, and Tensas River Farms III, LLC, as Lessor, to Sam L. Pfiester, as Lessee, recorded in Mineral Book 65, page 797, and under Reg. 181063, Tensas Parish, Louisiana, and in Conveyance Book 370, Reg. No. 322021, Franklin Parish, Louisiana, covering 28,000 acres of land, more or less, in Tensas, Franklin and West Carroll Parishes, Louisiana, as more particularly described in said lease.

Lease 3:	Oil, Gas and Mineral Lease dated June 20, 2006, from Owen Corporation, as Lessor, to Sam L. Pfiester, as Lessee, recorded in Conveyance Book 376, Reg. No. 342535, Franklin Parish, Louisiana, covering 1,778 acres of land, more or less, in Franklin Parish, Louisiana, as more particularly described in said lease.

Lease 4:	Oil and Gas Lease dated October 23, 2006, from Anadarko E&P Company, LP, as Lessor, to Daybreak Oil and Gas, Inc., as Lessee, recorded in Conveyance Book 380, Reg. No. 326441, Franklin Parish, and in Mineral Book 67, page 299, Reg. No. 182862, Tensas Parish, Louisiana, covering 5,678.59 acres of land, more or less, in Tensas and Franklin Parishes, Louisiana, as more particularly described in said lease.

Lease 5:	State of Louisiana Oil and Gas Lease No. 19114 dated September 13, 2006, from the State Mineral Board of the State of Louisiana, acting on behalf of Tensas Basin Levee District, as Lessor, to Vision Exploration, L.L.C., as Lessee, recorded in Book 379, Reg. No. 326208, Franklin Parish, Louisiana, covering 39.96 acres of land, more or less, in the northeast-quarter of the northwest-quarter of Section 15, T12N, R9E, Franklin Parish, Louisiana, consisting of all of Tract 38577, Franklin Parish, Louisiana, all as more particularly described in said lease.

Lease 6:	State of Louisiana Oil and Gas Lease No. 19126 dated October 11, 2006, from the State Mineral Board of the State of Louisiana, as Lessor, to Vision Exploration, L.L.C., as Lessee, recorded in Conveyance Book 67, page 378, Reg. No. 182892, Tensas Parish, Louisiana, and in Conveyance Book 380, Reg. No. 326592, Franklin Parish, Louisiana, covering 141 acres of land, more or less, consisting of all of Tract 38598, in Franklin and Tensas Parishes, Louisiana, as more particularly described in said lease.

Lease 7:	State of Louisiana Oil and Gas Lease No. 19127 dated October 11, 2006, from the State Mineral Board of the State of Louisiana, as Lessor, to Vision Exploration,

L.L.C., as Lessee, recorded in Conveyance Book 67, page 390, Reg. No. 182893, Tensas Parish, Louisiana, and in Conveyance Book 380, Reg. No. 326593, Franklin Parish, Louisiana, covering 187 acres of land, more or less, consisting of all of Tract 38599 in Franklin and Tensas Parishes, Louisiana, as more particularly described in said lease.

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EXHIBIT “A-1”
WELLS
(Attached to and made a part of Conveyance and Bill of Sale
between Daybreak Oil and Gas, Inc. and Lasso Partners, LLC.)

Well Name	API No.	Operator	Working Interest	Net Revenue Interest

Tensas River Farms No. F-1		Daybreak Oil & Gas, Inc.	.88 BPO	.66 BPO
			.48 APO	.36 APO

Tensas River Farms No. F-3		Daybreak Oil & Gas, Inc.	.4825 BPO	.358906 BPO
			.4825 APO	.358906 APO

Tensas River Farms No. B-1		Daybreak Oil & Gas, Inc.	.890 BPO	.6675 BPO
			.490 APO	.3675 APO

Tensas River Farms No. A-1		Daybreak Oil & Gas, Inc.	.2850 BPO	.21375 BPO
			.3475 APO	.26062 APO

Tensas River Farms No. F-2		Daybreak Oil & Gas, Inc.	.2450 BPO	.18375 BPO
			.3475 APO	.26062 APO

1

EXHIBIT “A-2”
UNITS
(Attached to and made a part of Conveyance and Bill of Sale
between Daybreak Oil and Gas, Inc. and Lasso Partners, LLC.)

Unit Name	Legal Description	Working Interest	Net Revenue Interest

Daybreak Oil & Gas, Inc. Tensas River Farm No. F-1	E/2 E/2 of Section 19 and the W/2 W/2 of Section 20-12N-10E, Tensas Parish	.88 BPO ..48 APO	.66 BPO ..36 APO

Daybreak Oil & Gas, Inc. Tensas River Farm No. F-3	S/2 of Section 17-12N-10E, Tensas Parish	.4825 BPO ..4825 APO	.358906 BPO ..358906 APO

Daybreak Oil & Gas, Inc. Tensas River Farm No. B-1	E/2 SE/4 of Section 22 and the SW/4 and W/2 of the SE/4 of Section 23-12N-9E, Franklin Parish	.89 BPO ..49 APO	.6675 BPO ..3675 APO

Daybreak Oil & Gas, Inc., Tensas River Farm No. A-1	E/2 of Section 13-12N-9E, Tensas Parish	.285 BPO ..3475 APO	.21375 BPO ..26062 APO

Daybreak Oil & Gas, Inc., Tensas River Farm No. F-2	E/2 of Section 30-12N-10E, Tensas Parish	.245 BPO ..3475 APO	.18375 BPO ..26062 APO

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EXHIBIT “C”
(Attached to and made a part of Purchase and Sale Agreement between
Daybreak Oil and Gas, Inc., and Lasso Partners, LLC)
SECOND CONVEYANCE
CONVEYANCE AND BILL OF SALE
     This CONVEYANCE AND BILL OF SALE (this “Conveyance”) from Daybreak Oil and Gas, Inc., whose address is 601 W. Main Avenue, Suite 1012, Spokane, Washington 99201 (“Grantor”) to Lasso Partners, LLC, whose address is 1114 Lost Creek Boulevard, Suite 260, Austin, Texas 78746 (“Grantee”), is executed this ___ day of _________, 2008, but effective as of 7:00 a.m., local time, where the respective Assets (as defined below) are located, on January 1, 2008 (the “Effective Time”).
ARTICLE 1. CONVEYANCE
     Grantor, for good and valuable consideration, in hand paid, the receipt and sufficiency of which is hereby acknowledged, hereby grants, bargains, sells, and conveys unto Grantee, subject to the Permitted Encumbrances, all right, title and interest of Grantor in and to the following (collectively, the “Assets”), which with respect to the Leases, Wells and Units described below shall not be less than the working interests and net revenue interests shown on Exhibits “A,” “A-1” and “A-2” attached hereto:
     (a) The oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other properties and interests described on Exhibit “A”, together with any other leases or interests within or pertaining to lands within the Area of Mutual Interest described in Section 1.2(a)(vii) hereof (collectively, the “Leases”), and any and all oil, gas, water, CO2 or injection wells thereon, including the interests in the wells shown on Exhibit “A-1” attached hereto (the “Wells”);
     (b) All pooled, communitized or unitized acreage which includes all or a part of any Lease or includes any Well including but not limited to those production units described on Exhibit “A-2” (the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units;
     (c) All gas and water pipelines and gathering systems and water disposal systems, compressors, wellhead equipment and facilities, central production facilities, saltwater disposal wells and facilities located on the Leases or used in connection with the Wells (collectively, the “Facilities” and, together with the Units, Leases and Wells, the “Properties”);
     (d) All presently existing written contracts, agreements and instruments by which the Assets are bound, to the extent applicable to the Assets, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, including the Area of Mutual

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Interest Agreement described on Exhibit “A-3”, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, and agreements for the sale and purchase of Hydrocarbons and processing agreements, to the extent applicable to the Properties or the production of Hydrocarbons from the Properties (the “Contracts”);
     (e) All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use in connection with, the Properties (“Appurtenant Rights”);
     (f) All equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use in connection with the operation of the Properties (the “Equipment”);
     (g) All of the following, to the extent related to the Properties and in Seller’s possession, or used or held for use in connection with the maintenance or operation thereof and to the extent such are assignable or transferable by Seller without restriction under applicable law or any contracts, instruments or agreements (and without payment by Seller): all technical information, including, but not limited to, all geological, geochemical and geophysical information, geographic and structural geological maps, well logs and related analyses and correlations, paleontological data, stratigraphic studies and data pertaining to permeability or porosity, seismic and gravitational data and production records, engineering and geological data, consultants’ studies or reports regarding any of the foregoing and any and all interpretative analyses of the foregoing; copies of all insurance policies and bonds, all original books, records, files, documents (including accounts payable and receivable, accounting records, Leases, deeds, and Contracts); all title information (including, but not limited to, lease files, land files, well files, division order files, agreement files, gas sales, gathering and processing files, title opinions, abstracts, evidence that rentals, royalties and other payments due under the Leases and Contracts have been paid, evidence that Taxes have been paid, maps and surveys, lease records and data sheets), computer-sensible copies of all of Seller’s computer records; and all plans for exploration and development, applications, inspection reports, environmental impact statements, assessments and studies, permits, licenses, orders, consents, notices, correspondence and other statements and instruments pertaining to environmental matters and requirements that have been filed with or supplied to or by any Governmental Authority (the “Records”).
     TO HAVE AND TO HOLD the Assets unto Grantee, its successors and assigns, forever, subject, however, to the terms and conditions of this Conveyance.
ARTICLE 2. TITLE AND LIMITED WARRANTY
     Section 2.1 Warranty.
     (a) Grantor warrants title to its interest in the Assets, subject to the Permitted Encumbrances (as defined below), unto Grantee, its successors and assigns, against all

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     persons claiming or to claim the same or any part thereof, by, through and under Grantor, but not otherwise.
     (b) Grantor hereby assigns to Grantee all rights, claims, and causes of action on title warranties given or made by Grantor’s predecessors, to the extent Grantor may legally transfer such rights.
     (c) The Assets are hereby conveyed to Grantee subject to the Leases and Contracts and to that certain Purchase and Sale Agreement dated January ___, 2008, between Grantor and Grantee (the “Agreement”).
     Section 2.2 Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means any or all of the following:
     (a) Lessors’ royalties and any overriding royalties, reversionary interests and other burdens (and any liens or security interests created by law or reserved in instruments creating such interests to secure payment of same) to the extent that they do not, individually or in the aggregate, reduce Seller’s net revenue interests below that shown in Exhibits “A,” “A-1” and “A-2” or increase Seller’s working interest above that shown in Exhibits “A,” “A-1” and “A-2” without a corresponding increase in the net revenue interest;
     (b) All leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Leases and appearing of record or disclosed by Seller to Purchaser in writing, to the extent that they do not, individually or in the aggregate, reduce Seller’s net revenue interests below that shown in Exhibit “A-1” or increase Seller’s working interest above that shown in Exhibit “A” and “A-2” without a corresponding increase in the net revenue interest;
     (c) Third-party consent requirements, preferential rights and similar restrictions with respect to which waivers or consents have been obtained by Seller from the appropriate parties or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;
     (d) Liens for current Taxes or assessments not yet due on each Closing Date;
     (e) Materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent;
     (f) All rights to consent by, required notices to, filings with, or other actions by governmental agencies in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are prudently obtained subsequent to such sale or conveyance; and

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     (g) Easements, rights of way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Properties which do not materially interfere with the current or proposed operations on the Properties.
ARTICLE 3. MISCELLANEOUS
     Section 3.1 Further Assurances. After the Effective Time, Grantor, without further consideration, will use its reasonable efforts to execute, deliver and record or cause to be executed, delivered and recorded such good and sufficient instruments of conveyance and transfer, and take such other action as may be reasonably required to effectively vest in Grantee beneficial and record title to the Assets covered by the Agreement and conveyed pursuant hereto and, if applicable, to put Grantee in actual possession of such Assets.
     Section 3.2 Successors and Assigns. This Conveyance shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 3.3 Titles and Captions. All article or section titles or captions in this Conveyance are for convenience only, shall not be deemed part of this Conveyance and in no way define, limit, extend, or describe the scope or intent of any provisions hereof. Except to the extent otherwise stated in this Conveyance, references to “Articles” and “Sections” are to Articles and Sections of this Conveyance, and references to “Exhibits” are to Exhibits attached to this Conveyance, which are made parts hereof for all purposes.
     EXECUTED to be effective as of the Effective Time.

WITNESS:		GRANTEE:

By:		DAYBREAK OIL AND GAS, INC.

Printed Name:

By:		By:

	Printed Name:	Tim R. Lindsey
President

WITNESS:		GRANTEE:

By:		LASSO PARTNERS, LLC

Printed Name:

By:		By:

	Printed Name:	Bill R. Orr
President

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STATE OF WASHINGTON COUNTY OF ________	§ § §
     This instrument was acknowledged before me on the ___ day of _________, 2008, by Tim R. Lindsey, President of DAYBREAK OIL AND GAS, INC., a Washington corporation, on behalf of said corporation.
____________________________________________
Notary Public, State of __________________________
My commission expires: _________________________

STATE OF TEXAS COUNTY OF TRAVIS	§ § §
     This instrument was acknowledged before me on the ___ day of _________, 2008, by Bill R. Orr, as President of LASSO PARTNERS, LLC, a Delaware limited liability company, on behalf of said limited liability company.
____________________________________________
Notary Public, State of Texas
My commission expires: _________________________

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EXHIBIT “A”
LEASES
(Attached to and made a part of Conveyance and Bill of Sale between
Daybreak Oil and Gas, Inc., and Lasso Partners, LLC)
Lease 1:	Oil, Gas and Mineral Lease dated February 18, 2002, from Chicago Mill and Lumber Company, as Lessor, to Clayton Williams Energy, Inc., as Lessee, recorded in Mineral Book 64, page 156, Tensas Parish, Louisiana, and recorded at Reg. No. 304999, Franklin Parish, Louisiana, covering 2,000 acres of land, more or less in Tensas and Franklin Parishes, Louisiana, all as more particularly described in said lease.
Lease 2:	Oil, Gas and Mineral Lease dated March 3, 2006, from Tensas River Farms I, LLC, Tensas River Farms II, LLC, and Tensas River Farms III, LLC, as Lessor, to Sam L. Pfiester, as Lessee, recorded in Mineral Book 65, page 797, and under Reg. 181063, Tensas Parish, Louisiana, and in Conveyance Book 370, Reg. No. 322021, Franklin Parish, Louisiana, covering 28,000 acres of land, more or less, in Tensas, Franklin and West Carroll Parishes, Louisiana, as more particularly described in said lease.
Lease 3:	Oil, Gas and Mineral Lease dated June 20, 2006, from Owen Corporation, as Lessor, to Sam L. Pfiester, as Lessee, recorded in Conveyance Book 376, Reg. No. 342535, Franklin Parish, Louisiana, covering 1,778 acres of land, more or less, in Franklin Parish, Louisiana, as more particularly described in said lease.
Lease 4:	Oil and Gas Lease dated October 23, 2006, from Anadarko E&P Company, LP, as Lessor, to Daybreak Oil and Gas, Inc., as Lessee, recorded in Conveyance Book 380, Reg. No. 326441, Franklin Parish, and in Mineral Book 67, page 299, Reg. No. 182862, Tensas Parish, Louisiana, covering 5,678.59 acres of land, more or less, in Tensas and Franklin Parishes, Louisiana, as more particularly described in said lease.
Lease 5:	State of Louisiana Oil and Gas Lease No. 19114 dated September 13, 2006, from the State Mineral Board of the State of Louisiana, acting on behalf of Tensas Basin Levee District, as Lessor, to Vision Exploration, L.L.C., as Lessee, recorded in Book 379, Reg. No. 326208, Franklin Parish, Louisiana, covering 39.96 acres of land, more or less, in the northeast-quarter of the northwest-quarter of Section 15, T12N, R9E, Franklin Parish, Louisiana, consisting of all of Tract 38577, Franklin Parish, Louisiana, all as more particularly described in said lease.
Lease 6:	State of Louisiana Oil and Gas Lease No. 19126 dated October 11, 2006, from the State Mineral Board of the State of Louisiana, as Lessor, to Vision Exploration, L.L.C., as Lessee, recorded in Conveyance Book 67, page 378, Reg. No. 182892, Tensas Parish, Louisiana, and in Conveyance Book 380, Reg. No. 326592, Franklin Parish, Louisiana, covering 141 acres of land, more or less, consisting of all of Tract 38598, in Franklin and Tensas Parishes, Louisiana, as more particularly described in said lease.
Lease 7:	State of Louisiana Oil and Gas Lease No. 19127 dated October 11, 2006, from the State Mineral Board of the State of Louisiana, as Lessor, to Vision Exploration,

L.L.C., as Lessee, recorded in Conveyance Book 67, page 390, Reg. No. 182893, Tensas Parish, Louisiana, and in Conveyance Book 380, Reg. No. 326593, Franklin Parish, Louisiana, covering 187 acres of land, more or less, consisting of all of Tract 38599 in Franklin and Tensas Parishes, Louisiana, as more particularly described in said lease.

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EXHIBIT “A-1”
WELLS
(Attached to and made a part of Conveyance and Bill of Sale
between Daybreak Oil and Gas, Inc. and Lasso Partners, LLC.)

Well Name	API No.	Operator	Working Interest	Net Revenue Interest

Tensas River Farms No. F-1		Daybreak Oil & Gas, Inc.	.66 BPO .36 APO	.495 BPO .270 APO

Tensas River Farms No. F-3		Daybreak Oil & Gas, Inc.	.361875 BPO .361875 APO	.269179 BPO .269179 APO

Tensas River Farms No. B-1		Daybreak Oil & Gas, Inc.	.6675 BPO .3675 APO	.500625 BPO .275625 APO

Tensas River Farms No. A-1		Daybreak Oil & Gas, Inc.	.21375 BPO .26062 APO	.160312 BPO .195468 APO
Tensas River Farms No. F-2		Daybreak Oil & Gas, Inc.	.18375 BPO ..26062 APO	.137812 BPO ..195468 APO

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EXHIBIT “A-2”
UNITS
(Attached to and made a part of Conveyance and Bill of Sale
between Daybreak Oil and Gas, Inc. and Lasso Partners, LLC.)

Unit Name	Legal Description	Working Interest	Net Revenue Interest

Daybreak Oil & Gas, Inc. Tensas River Farm No. F-1	E/2 E/2 of Section 19 and the W/2 W/2 of Section 20-12N-10E, Tensas Parish	.66 BPO ..36 APO	.495 BPO ..270 APO

Daybreak Oil & Gas, Inc. Tensas River Farm No. F-3	S/2 of Section 17-12N-10E, Tensas Parish	.361875 BPO ..361875 APO	.269179 BPO ..269179 APO

Daybreak Oil & Gas, Inc. Tensas River Farm No. B-1	E/2 SE/4 of Section 22 and the SW/4 and W/2 of the SE/4 of Section 23-12N-9E, Franklin Parish	.6675 BPO ..3675 APO	.500625 BPO ..275625 APO

Daybreak Oil & Gas, Inc., Tensas River Farm No. A-1	E/2 of Section 13-12N-9E, Tensas Parish	.21375 BPO ..26062 APO	.160312 BPO ..195468 APO

Daybreak Oil & Gas, Inc., Tensas River Farm No. F-2	E/2 of Section 30-12N-10E, Tensas Parish	.18375 BPO ..26062 APO	.137812 BPO ..195468 APO

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DISCLOSURE SCHEDULE
Section 4.9 Outstanding Capital Commitments.
     None.
Section 4.13 Consents and Preferential Purchase Rights.
     Consent to assignment requirement of the Anadarko Lease.
     No preferential rights.

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SCHEDULE 2.4
ALLOCATION OF PURCHASE PRICE
Prepared pursuant to that certain Purchase and Sale Agreement entered into January 15, 2008 and effective January 1, 2008, by and between Daybreak Oil and Gas Inc. (Seller) and Lasso Partners, LLC (Purchaser).
Section 2.4 — Allocation of Purchase Price and Asset Allocation for IRS Form 8594

Tangible Equipment:
Lease and well equipment for A-1 well	16,000	48,000
Lease and well equipment for F-1 well	22,000	66,000
Lease and well equipment for F-2 well	13,000	39,000
Lease and well equipment for F-3 well	15,000	45,000
Lease and well equipment for B-1 well	5,000	15,000

Total Tangible Equipment	71,000	213,000

Leasehold Interests:
Tensas Farms A Leases (Section 13-12N-9E)	291,330	873,990
Tensas Farms F Lease (Sections 17, 19, 20, 30-12N-10E)	871,083	2,613,249
Tensas Farms E Lease ( )	31,012	93,036
Tensas Farms B Lease (Sections 22, 23-12N-9E)	160,575	481,725
Undeveloped acreage	575,000	1,725,000

Total Leasehold Interests	1,929,000	5,787,000

Total Purchase Price (First Closing Payment)	2,000,000

Total Purchase Price (Second Closing Payment)		6,000,000

Agreed to and accepted on January 18, 2008:

/s/ Bill R. Orr LASSO PARTNERS, LLC Bill R. Orr, President	/s/ James F. Westmoreland DAYBREAK OIL AND GAS, INC. James Westmoreland, Chief Financial Officer

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